Filed pursuant to Rule 424(b)(2)
Registration No. 333-184147
The information in this preliminary prospectus supplement is not complete and may be changed.  This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Supplement dated November 27, 2012

PRELIMINARY PROSPECTUS SUPPLEMENT
(to prospectus dated September 28, 2012 )

The Royal Bank of Scotland Group plc

$
% Subordinated Tier 2 Notes due 2022

The        % Subordinated Tier 2 Notes due 2022 will be due on      , 2022 (the “Subordinated Notes”) and will bear interest at a rate of      % per year from (and including) the date of issuance through to the maturity of the Subordinated Notes on         , 2022.  Interest will be paid on the Subordinated Notes on           and         of each year, commencing on          , 2013.

The Subordinated Notes will constitute our direct, unconditional, unsecured and subordinated obligations ranking pari passu without any preference among themselves and ranking junior in right of payment to the claims of any existing and future unsecured and unsubordinated indebtedness. In a winding up or in the event that an administrator has been appointed in respect of us and notice has been given that it intends to declare and distribute a dividend, all payments on the Subordinated Notes will be subordinated to, and subject in right of payment to the prior payment in full of, all claims of all of our creditors other than claims in respect of any liability that is, or is expressed to be, subordinated to the claims of all or any of our creditors, whether only in the event of a winding up or otherwise. The ranking of our obligations shall be set out in the manner provided in the subordinated indenture between The Royal Bank of Scotland Group plc and The Bank of New York Mellon, as trustee, dated        , 2012 (the “Base Subordinated Indenture”), as supplemented by a supplemental indenture dated        , 2012 (the “Supplemental Subordinated Indenture” and, together with the Base Subordinated Indenture, the “Subordinated Indenture”).

We may redeem the Subordinated Notes, in whole but not in part, at 100% of their principal amount plus accrued but unpaid interest (i) upon the occurrence of certain tax events or (ii) upon the occurrence of certain regulatory events, provided, in each case, that upon CRD IV (as defined herein) taking effect in the United Kingdom, such right of redemption shall only apply if, when and to the extent not prohibited by CRD IV and (in any such case) if, in our opinion, the circumstance that entitles us to exercise such right of redemption was not reasonably foreseeable to us at the date of issuance, as described in this prospectus supplement or the accompanying prospectus. Any such redemption shall be subject to a requirement to give notice to or obtain the consent of the U.K. Financial Services Authority and/or such other body having supervisory authority with respect to us (the “FSA”), as described in this prospectus supplement.

We intend to apply to list the Subordinated Notes on the New York Stock Exchange in accordance with its rules.

Investing in the Subordinated Notes involves risks.  See “Risk Factors” beginning on page S-4 and as incorporated by reference herein.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense.
	Per Subordinated Note	Total
Price to the public	%	$
Underwriting discounts	%	$
Proceeds, before expenses, to us	%	$

The initial price to public set forth above does not include accrued interest, if any.  Interest on the Subordinated Notes will accrue from December            , 2012 and must be paid by the purchaser if the Subordinated Notes are delivered thereafter.

We expect that the Subordinated Notes will be ready for delivery through the book-entry facilities of The Depository Trust Company and its participants on or about December               , 2012.

Sole Structuring Advisor, Joint Senior Bookrunner and Joint Lead Manager RBS
Joint Senior Bookrunner and Joint Lead Manager Morgan Stanley
Joint Bookrunner and Joint Lead Manager Citigroup

Prospectus Supplement dated November      , 2012

Page

Prospectus Supplement

Prospectus

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  We are not making an offer to sell these securities in any state or jurisdiction where the offer or sale is not permitted.  You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein is accurate only as of their respective dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

In this prospectus supplement, we use the following terms:

•	“we”, “us”, “our” and “RBSG” mean The Royal Bank of Scotland Group plc;

•	“Group” means RBSG together with its subsidiaries consolidated in accordance with International Financial Reporting Standards;

•	“RBS plc” means The Royal Bank of Scotland plc;

•	“SEC” refers to the Securities and Exchange Commission;

•	“pounds”, “sterling”, “pence”, “£” and “p” refer to the currency of the United Kingdom;

•	“dollars” and “$” refer to the currency of the United States; and

•
“euro” and  “€” refer to the currency of the member states of the European Union (“EU”) that have adopted the single currency in accordance with the treaty establishing the European Community, as amended.

INCORPORATION OF INFORMATION BY REFERENCE

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith, we file reports and other information with the SEC.  You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.  You can call the SEC on 1-800-SEC-0330 for further information about the Public Reference Room.  The SEC’s website, at http://www.sec.gov, contains reports and other information in electronic form that we have filed.  You may also request a copy of any filings referred to below (other than exhibits not specifically incorporated by reference) at no cost, by contacting us at RBS Gogarburn, P.O. Box 1000, Edinburgh EH12 1HQ, Scotland, telephone +44 131 626 0000.

The SEC allows us to incorporate by reference much of the information we file with them.  This means:

•	incorporated documents are considered part of this prospectus supplement;

•	we can disclose important information to you by referring you to these documents; and

•	information that we file with the SEC will automatically update and modify or supersede some of the information included or incorporated by reference into this prospectus supplement.

This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement or in any document previously incorporated by reference have been modified or superseded.  The accompanying prospectus lists documents that are incorporated by reference into this prospectus supplement.  We also incorporate by reference into this prospectus supplement and accompanying prospectus any future documents we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement until the offering contemplated in this prospectus supplement is completed.  Reports on Form 6-K we may furnish to the SEC after the date of this prospectus supplement (or portions thereof) are incorporated by reference in this prospectus supplement only to the extent that the report expressly states that it (or such portions) is incorporated by reference in this prospectus supplement.

S-ii

FORWARD-LOOKING STATEMENTS

From time to time, we may make statements, both written and oral, regarding our assumptions, projections, expectations, intentions or beliefs about future events.  These statements constitute “forward-looking statements” for purposes of the Private Securities Litigation Reform Act of 1995.  We caution that these statements may and often do vary materially from actual results.  Accordingly, we cannot assure you that actual results will not differ materially from those expressed or implied by the forward-looking statements.  You should read the sections entitled “Risk Factors” in this prospectus supplement, “Cautionary Statement on Forward-Looking Statements” in the accompanying prospectus and “Forward-Looking Statements” in our restated annual report for the year ended December 31, 2011 on Form 6-K filed with the SEC on August 10, 2012 (the  “Restated 2011 Annual Report”), our interim results for the half year ended June 30, 2012 on Form 6-K filed with the SEC on August 31, 2012 and our interim results for the quarter ended September 30, 2012 on Form 6-K filed with the SEC on November 9, 2012, which are incorporated by reference herein.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, forward-looking events discussed in this prospectus supplement and the accompanying prospectus or any information incorporated by reference, might not occur.

S-iii

SUMMARY

The following is a summary of this prospectus supplement and should be read as an introduction to, and in conjunction with, the remainder of this prospectus supplement, the accompanying prospectus and any documents incorporated by reference therein.  You should base your investment decision on a consideration of this prospectus supplement, the accompanying prospectus and any documents incorporated by reference herein and therein, as a whole.  Words and expressions defined in “Description of the Subordinated Notes” below shall have the same meanings in this summary.

General

Issuer	The Royal Bank of Scotland Group plc
Subordinated Notes	$ aggregate principal amount of the % subordinated Tier 2 notes due 2022 (the “Subordinated Notes”).
Issue Date	, 2012
Maturity Date
We will pay the Subordinated Notes at 100% of their principal amount plus accrued and unpaid interest on      , 2022, subject to any early redemption as described in “Description of the Subordinated Notes—Redemption”.

Interest Rate	The Subordinated Notes will bear interest from (and including) the Issue Date at a rate of % per annum.
Interest Payment Dates	and in each year commencing on , 2013.
Regular Record Dates	Every and of each year commencing on 2013.
Ranking
The Subordinated Notes will constitute our direct, unconditional, unsecured and subordinated obligations ranking pari passu, without any preference among themselves and ranking junior in right of payment to the claims of any existing and future unsecured and unsubordinated indebtedness.  In a winding up or in the event that an administrator has been appointed in respect of us and notice has been given that it intends to declare and distribute a dividend, all payments on the Subordinated Notes will be subordinated to, and subject in right of payment to the prior payment in full of, all claims of all of our creditors other than claims in respect of any liability that is, or is expressed to be, subordinated to the claims of all or any of our creditors, whether only in the event of a winding up or otherwise. The ranking of our obligations shall be set out in the manner provided in the Subordinated Indenture.

Additional Issuances
We may, from time to time, without the consent of the holders of the Subordinated Notes, issue additional notes under the Subordinated Indenture, having the same ranking and same interest rate, maturity date, redemption terms and other terms, except for the price to the public and issue date. Any such additional notes, together with the Subordinated Notes offered by this prospectus supplement, may constitute a single series of Subordinated Notes under the Subordinated Indenture, provided that if such additional notes have the same CUSIP, ISIN or other identifying number as the outstanding Subordinated Notes, such additional notes must be fungible with the Subordinated Notes for U.S. federal income tax purposes.

Tax Redemption
We may redeem the Subordinated Notes at any time, in whole but not in part, at 100% of their principal amount plus accrued but unpaid interest, in the event of certain changes in the tax laws of the United Kingdom and in other limited circumstances as described under “Description of the Subordinated Notes—Redemption—Tax Redemption” in this prospectus supplement and “Description of Debt Securities—Redemption” in the accompanying prospectus, provided that upon CRD IV (as defined herein) taking effect in the United Kingdom, such right of redemption shall only apply if, when and to the extent not prohibited by CRD IV and (in any such case) if, in our opinion, the circumstance that entitles us to exercise such right of redemption was not reasonably foreseeable to us at the Issue Date. Any such redemption will be subject to a requirement to give notice to or obtain the consent of the FSA, as set forth below under “Description of the Subordinated Notes—Redemption—FSA” in this prospectus supplement.
Regulatory Redemption
We may redeem the Subordinated Notes at any time, in whole but not in part, at 100% of their principal amount plus accrued and unpaid interest, in the event of certain regulatory changes that result in the principal amount of the Subordinated Notes being fully excluded from inclusion in our Tier 2 Capital, as described under “Description of the Subordinated Notes—Redemption—Redemption due to a Capital Disqualification Event” in this prospectus supplement, provided that upon CRD IV (as defined herein) taking effect in the United Kingdom, such right of redemption shall only apply if, when and to the extent not prohibited by CRD IV and (in any such case) if, in our opinion, the circumstance that entitles us to exercise such right of redemption was not reasonably foreseeable to us at the Issue Date. Any such redemption will be subject to a requirement to give notice to or obtain the consent of the FSA, as set forth below under “Description of the Subordinated Notes—Redemption —FSA” in this prospectus supplement.

Book-Entry Issuance, Settlement and Clearance
We will issue the Subordinated Notes in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.  The Subordinated Notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company (“DTC”).  You will hold beneficial interests in the Subordinated Notes through DTC and its direct and indirect participants, including Euroclear S.A./NV (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream Banking”) and DTC and its direct and indirect participants will record your beneficial interest on their books.  We will not issue certificated notes except as described in the accompanying prospectus.  Settlement of the Subordinated Notes will occur through DTC in same day funds.  For information on DTC’s book-entry system, see “Description of Debt Securities—Form of Debt Securities; Book-Entry System” in the accompanying prospectus.

Business Day Convention	Following unadjusted.
Day Count Fraction	30/360

ISIN
CUSIP
Conflicts of Interest
RBS Securities Inc. (“RBSSI”), an affiliate of RBSG, is a Financial Industry Regulatory Authority (“FINRA”) member and an Underwriter in this offering and has a “conflict of interest” within the meaning of FINRA Rule 5121.  Accordingly, this offering will be made in compliance with the applicable provisions of FINRA Rule 5121.  RBSSI is not permitted to sell Subordinated Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
Listing and Trading	We intend to apply to list the Subordinated Notes on the New York Stock Exchange in accordance with its rules.
Trustee and Principal Paying Agent
The Bank of New York Mellon, acting through its London office, a banking corporation duly organized and existing under the laws of the state of New York, as trustee (the “Trustee”),  having its Corporate Trust Office at One Canada Square, London E14 5AL, United Kingdom, will act as the trustee and initial principal paying agent for the Subordinated Notes.

Timing and Delivery	We currently expect delivery of the Subordinated Notes to occur on December, 2012.
Use of Proceeds	We intend to use the net proceeds of the offering for general corporate purposes.
Governing Law
The Subordinated Indenture and the Subordinated Notes are governed by, and construed in accordance with, the laws of the State of New York except that, as the Subordinated Indenture specifies, the subordination provisions and the waiver of the right to set-off by the holders and by the Trustee acting on behalf of the holders with respect to the Subordinated Notes will be governed by and construed in accordance with the laws of Scotland.

RISK FACTORS

Prospective investors should consider carefully the risk factors incorporated by reference into this prospectus supplement and as set out below as well as the other information set out elsewhere in this prospectus supplement (including any other documents incorporated by reference herein) and reach their own views prior to making any investment decision with respect to the Subordinated Notes.

Set out below and incorporated by reference herein are certain risk factors which could have a material adverse effect on the business, operations, financial condition or prospects of RBSG and cause RBSG’s future results to be materially different from expected results.  RBSG’s results could also be affected by competition and other factors.  These factors should not be regarded as a complete and comprehensive statement of all potential risks and uncertainties RBSG faces.  RBSG has described only those risks relating to its operations that it considers to be material.  There may be additional risks that RBSG currently considers not to be material or of which it is not currently aware, and any of these risks could have the effects set forth above.  All of these factors are contingencies which may or may not occur and RBSG is not in a position to express a view on the likelihood of any such contingency occurring.  Investors should note that they bear RBSG’s solvency risk.  Each of the risks highlighted could have a material adverse effect on the amount of principal and interest which investors will receive in respect of the Subordinated Notes.  In addition, each of the highlighted risks could adversely affect the trading price of the Subordinated Notes or the rights of investors under the Subordinated Notes and, as a result, investors could lose some or all of their investment.  You should consult your own financial, tax and legal advisers regarding the risks of an investment in the Subordinated Notes.

Risks relating to RBSG

For a description of risks associated with RBSG as well as certain risks associated with investments in RBSG’s securities, see the section entitled “Risk Factors” in our Restated 2011 Annual Report, which is incorporated by reference herein.

Risks relating to the Subordinated Notes

RBSG’s obligations under the Subordinated Notes are subordinated

The obligations of RBSG under the Subordinated Notes will be unsecured and subordinated and will rank junior in priority of payment to the current and future claims of RBSG’s creditors, other than claims in respect of any liability that is, or is expressed to be, subordinated. We expect from time to time to incur additional indebtedness or other obligations that will constitute senior indebtedness, and the Subordinated Indenture does not contain any provisions restricting our ability to incur senior indebtedness. Although the Subordinated Notes may pay a higher rate of interest than comparable notes which are not so subordinated, there is a real risk that an investor in such Subordinated Notes will lose all or some of its investment should RBSG become insolvent since the assets of RBSG would be available to pay such amounts only after all the senior creditors of RBSG have been paid in full.

The Subordinated Notes are obligations exclusively of RBSG

The Subordinated Notes are obligations exclusively of RBSG. RBSG is a holding company and conducts substantially all of its operations through its subsidiaries.  RBSG’s subsidiaries are separate and distinct legal entities, and have no obligation to pay any amounts due or to provide RBSG with funds to meet any of its payment obligations. RBSG’s rights to participate in the assets of any subsidiary if it is liquidated will be subject to the prior claims of its creditors.

The Subordinated Notes may be subject to write off or conversion on the occurrence of a Non-Viability Event or if RBSG becomes subject to resolution

The Basel Committee on Banking Supervision (the “Basel Committee”) has proposed a number of fundamental reforms to the regulatory capital framework for internationally active banks which are designed, in part, to ensure that capital instruments issued by such banks fully absorb losses before tax payers are exposed to loss (the “Basel III Reforms”). The principal elements of the Basel III Reforms are set out in Basel Committee papers dated December 16, 2010 (as revised in June 2011) and its press release dated January 13, 2011.  The implementation of the Basel III Reforms by relevant authorities in the European Union could be as early as January 1, 2013; however, the requirements are subject to a series of transitional arrangements and are expected to be phased in over a period of time and be fully effective by 2019. The European Union’s legislation to implement the Basel III Reforms has not yet been finalized and it is unclear whether they will be implemented in their current draft form.

The Basel III Reforms provide that all non-common equity Tier 1 instruments  and Tier 2 instruments, such as the Subordinated Notes, which do not contain any contractual terms providing for their writing off or conversion into ordinary shares, at the option of the relevant authority, upon the occurrence of a Non-Viability Event (as defined below), will cease to be eligible to count in full as Additional Tier 1 or Tier 2 Capital (as the case may be) from January 1, 2013 unless, among other things, the jurisdiction of the relevant bank has in place laws that (i) require such instruments to be written off upon the occurrence of a Non-Viability Event or (ii) otherwise require such instruments fully to absorb losses before tax payers are exposed to loss.

As used above, “Non-Viability Event” means the earlier of (a) a decision that a write off, without which the relevant bank would become non-viable, is necessary as determined by the relevant authority; and (b) the decision to make a public sector injection of capital, or equivalent support, without which the relevant bank would have become non-viable, as determined by the relevant authority.

On June 6, 2012, the European Commission published a legislative proposal for a directive providing for the establishment of an EU-wide framework for the recovery and resolution of credit institutions and investment firms, known as the Recovery and Resolution Directive (the “RRD”). The stated aim of the draft RRD is to provide supervisory authorities with common tools and powers to address banking crises pre-emptively in order to safeguard financial stability and minimize taxpayers’ exposure to losses. The powers proposed to be granted to supervisory authorities under the draft RRD include a “bail-in” tool, which would give such authorities the power to write down or write off the claims (potentially including the Subordinated Notes) of certain unsecured creditors of a failing institution and/or to convert certain debt claims to equity. Except for the general bail-in tool, which is expected to be implemented by January 1, 2018, it is currently contemplated that the measures set out in the draft RRD (including the power of authorities to write off Additional Tier 1 and Tier 2 instruments) will be implemented with effect from January 1, 2015. However, the RRD is not in final form and changes may be made to it in the course of the legislative process.

Although the terms and conditions of the Subordinated Notes do not contain a provision which requires them to be converted into equity or written off (whether on the occurrence of a Non-Viability Event or otherwise), it is possible that the powers which either currently exist under the Banking Act 2009 or which may result from any future change to the Banking Act 2009 or the application of relevant laws, including those arising from RRD, the Basel III Reforms (including the EU’s implementation of the Basel III Reforms) or other similar regulatory proposals, could be used in such a way as to result in the Subordinated Notes absorbing losses in the manner described above. The determination that all or part of the principal amount of the Subordinated Notes will be subject to loss absorption is likely to be inherently unpredictable and may depend on a number of factors which may be outside of RBSG’s control. Because of this inherent uncertainty, it will be difficult to predict when, if at all, a principal write off or conversion to equity will occur. Accordingly, trading behavior in respect of the Subordinated Notes is not necessarily expected to follow the trading behavior associated with other types of securities. Potential investors in the Subordinated Notes should consider the risk that a holder may lose all of its investment, including the principal amount plus any accrued interest, if such statutory loss absorption measures are acted upon.

Furthermore, there can be no assurance that, prior to their proposed implementation in 2013, the Basel Committee will not amend the Basel III Reforms. Further, the European Union and/or relevant authorities in the United Kingdom may implement the Basel III Reforms, including the provisions relating to terms which capital instruments are required to have, in a manner that is different from that which is currently envisaged or may impose more onerous requirements on UK-incorporated banks.  Until fully implemented, RBSG cannot predict the precise effects of the changes that will result from the implementation of the Basel III Reforms on the pricing of the Subordinated Notes. In addition, further changes in law after the date hereof may affect the rights of holders of the Subordinated Notes as well as the market value of the Subordinated Notes.

The Subordinated Notes may be redeemed prior to maturity if certain adverse tax or regulatory disqualification events occur

RBSG may, subject to certain conditions, opt to redeem all, but not some only, of the Subordinated Notes at their principal amount together with accrued but unpaid interest:

(i) in the event that it is obliged to pay additional amounts in respect of United Kingdom withholding tax, or

(ii) upon the occurrence of certain other changes in the treatment of the relevant Notes for tax purposes as described in “Description of the Subordinated Notes — Redemption — Tax Redemption”,

in each case provided that RBSG cannot avoid the foregoing by taking measures reasonably available to it.

If at any time a Capital Disqualification Event (as defined below) occurs and is continuing in relation to any of the Subordinated Notes, RBSG may, subject to certain conditions, redeem all, but not some only, of the Subordinated Notes at their principal amount together with accrued but unpaid interest.

A “Capital Disqualification Event” shall be deemed to have occurred if, as a result of any amendment to, or change in, the Capital Regulations which are in effect at the Issue Date, the Subordinated Notes are fully excluded from Tier Two Capital (as defined in the Capital Regulations) of RBSG and/or the Group.

“Capital Regulations” mean, at any time, the regulations, requirements, guidelines and policies relating to capital adequacy of the FSA or of the European Parliament or of the Council of the European Union then in effect in the United Kingdom.

If the Subordinated Notes are to be so redeemed, there can be no assurance that holders of the Subordinated Notes will be able to reinvest the amounts received upon redemption at a rate that will provide the same rate of return as their investment in the Subordinated Notes.

The Subordinated Notes contain limited Events of Default and Defaults, and the remedies available thereunder are limited

As described in “Description of the Subordinated Notes–Events of Default and Default; Limitation of Remedies”, the Subordinated Notes contain limited Events of Default confined to the making of an order by a court of competent jurisdiction or a valid adoption by the shareholders of RBSG of an effective resolution, for the winding up of RBSG (other than under or in connection with a scheme of amalgamation or reconstruction not involving bankruptcy or insolvency). Upon an Event of Default with respect to the Subordinated Notes, holders of the Subordinated Notes have only limited enforcement remedies. If an Event of Default with respect to the Subordinated Notes occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Subordinated Notes may, in certain instances, declare the principal amount of, and any accrued but unpaid interest on the Subordinated Notes to be due and payable immediately.

In addition to Events of Default, the Subordinated Notes also contain “Defaults”, being the failure to pay principal or interest on the Subordinated Notes when it otherwise becomes due and payable. If a Default occurs and is continuing with respect to the Subordinated Notes, the Trustee may commence a proceeding in Scotland (but not elsewhere) for the winding up of RBSG, provided that the Trustee may not, upon the occurrence of a Default, declare the principal amount of any outstanding Subordinated Notes due and payable. While holders of the Subordinated Notes will similarly not be able to accelerate a repayment of the principal amount of the Subordinated Notes upon the occurrence of a Default, such holders shall have the right to sue for any payments due but unpaid.

There is no limit on the amount or type of further securities or indebtedness that RBSG may issue

There is no restriction on the amount of securities or other liabilities which RBSG may issue or incur and which rank senior to, or pari passu with, the Subordinated Notes.  The issue of any such securities or the incurrence of any such other liabilities may reduce the amount (if any) recoverable by holders of the Subordinated Notes on a winding up of RBSG.

The Subordinated Notes may not be a suitable investment for all investors

Each potential investor of the Subordinated Notes must determine the suitability (either alone or with the help of a financial adviser) of that investment in light of its own circumstances. In particular, each potential investor should:

(i)    have sufficient knowledge and experience to make a meaningful evaluation of the Subordinated Notes, the merits and risks of investing in the Subordinated Notes and the information contained or incorporated by reference in this Prospectus Supplement or any applicable supplement to this Prospectus Supplement;

(ii)   have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in the Subordinated Notes and the impact such investment will have on its overall investment portfolio;

(iii)  have sufficient financial resources and liquidity to bear all of the risks of an investment in the Subordinated Notes, including where the currency for principal or interest payments, i.e., U.S. dollars, is different from the currency in which such potential investor’s financial activities are principally denominated;

(iv) understand thoroughly the terms of the Subordinated Notes and be familiar with the behavior of any relevant indices and financial markets, including the possibility that the Subordinated Notes may become subject to write down or conversion if RBSG should become non-viable; and

(v)  be able to evaluate possible scenarios for economic, interest rate and other factors that may affect its investment and its ability to bear the applicable risks.

A potential investor should not invest in the Subordinated Notes unless they have the knowledge and expertise (either alone or with a financial advisor) to evaluate how the Subordinated Notes will perform under changing conditions, the resulting effects on the likelihood of and the value of the Subordinated Notes, and the impact this investment will have on the potential investor’s overall investment portfolio.  Prior to making an investment decision, potential investors should consider carefully, in light of their own financial circumstances and investment objectives, all the information contained in this Prospectus Supplement, the Base Prospectus or incorporated by reference herein.

There may not be an active trading market for the Subordinated Notes

The Subordinated Notes may have no established trading market when issued, and one may never develop. If a market does develop, it may not be liquid. Therefore, investors may not be able to sell their Subordinated Notes easily or at prices that will provide them with a yield comparable to similar investments that have a developed secondary market. This is particularly the case for notes that are especially sensitive to interest rate, currency or market risks, are designed for specific investment objectives or strategies or have been structured to meet the investment requirements of limited categories of investors. These types of notes would generally have a more limited secondary market and more price volatility than conventional debt securities. Illiquidity may have a material adverse effect on the market value of the Subordinated Notes.

RECENT DEVELOPMENTS

Please refer to Note 14 (“Litigation, investigations and reviews”) of our report on Form 6-K dated November 9, 2012 that contains recent developments relating to the Group’s ongoing litigation, investigation and reviews, which is incorporated by reference herein.

USE OF PROCEEDS

The net proceeds from the sale of the Subordinated Notes, less the underwriting compensation stated on the cover of this prospectus supplement and expenses payable by us estimated at $350,000, are estimated to be $         .  These proceeds will be used for general corporate purposes.

CAPITALIZATION OF THE GROUP

The following table shows the Group’s issued and fully paid share capital, owners’ equity and indebtedness on an unaudited consolidated basis in accordance with International Financial Reporting Standards as at September 30, 2012.
	As at September 30, 2012	As Adjusted for Issuance of Subordinated Notes (1)
	£ million	£ million
Share capital – allotted, called up and fully paid
Ordinary shares of 100p	6,070
B shares of £0.01	510
Dividend access share of £0.01(2)	-
Non-cumulative preference shares of US$0.01	1
Non-cumulative preference shares of €0.01(3)	-
Non-cumulative preference shares of £1.00(4)	-
	6,581
Retained income and other reserves	66,118
Owners’ equity	72,699
Group indebtedness
Subordinated liabilities	25,309
Debt securities in issue	104,157
Total indebtedness	129,466
Total capitalization and indebtedness	202,165

(1)
The ‘As adjusted’ column reflects the effects of the offering converted from dollars to sterling at a rate of $     = £      , the rate used to translate assets and liabilities as at September 30, 2012.  We make no representation that amounts have been or could have been or could in the future be converted into dollars at that rate or any other rate.

(2)	As at September 30, 2012, there was one Dividend access share of £0.01 outstanding.

(3)
As at September 30, 2012, there were 2,044,418 Non-cumulative preference shares of €0.01 outstanding, representing €20,444 (£14,052, converted from euros to sterling at a rate of £1.4549, the rate used to translate assets and liabilities as at September 30, 2012). We make no representation that amounts have been or could have been or could in the future be converted into sterling at that rate or any other rate.

(4)	As at September 30, 2012, there were 54,442 Non-cumulative preference shares of £1.00 outstanding, representing £54,442.

Under IFRS, certain preference shares are classified as debt and are included in subordinated liabilities in the table above.

Since September 30, 2012, issuances of debt securities totaled £1.1 billion (gross).  Buybacks and maturities were £2.1 billion since September 30, 2012, thereby exceeding issuance by £1.0 billion.

Other than as disclosed above, the information contained in the table above has not changed materially since September 30, 2012.

RATIO OF EARNINGS TO FIXED CHARGES

	Quarter Ended September 30, 2012(3) (4)	Year Ended December 31,
		2011	2010	2009(4)	2008(4)	2007
Ratio of earnings to combined fixed charges and preference share dividends(1)(2)
-including interest on deposits	0.26	0.91	0.94	0.75	0.05	1.45
-excluding interest on deposits		0.25	0.38			5.73
Ratio of earnings to fixed charges only(1)(2)
-including interest on deposits	0.27	0.91	0.95	0.80	0.05	1.47
-excluding interest on deposits		0.25	0.44			6.53

(1)
For this purpose, earnings consist of income before tax and non-controlling interests, plus fixed charges less the unremitted income of associated undertakings (share of profits less dividends received). Fixed charges consist of total interest expense, including or excluding interest on deposits and debt securities in issue, as appropriate, and the proportion of rental expense deemed representative of the interest factor (one third of total rental expenses).

(2)
The earnings for the quarter ended September 30, 2012 and for the years ended December 31, 2011, 2010, 2009 and 2008, were inadequate to cover total fixed charges and preference share dividends. The coverage deficiency for total fixed charges and preference share dividends for the quarter ended September 30, 2012 was £1,356 million and for the years ended December 31, 2011, 2010, 2009 and 2008 were £766 million, £523 million, £3,582 million and £26,287 million, respectively. The coverage deficiency for fixed charges only for the quarter ended September 30, 2012 was £1,258 million and for the years ended December 31, 2011, 2010, 2009 and 2008 were £766 million, £399 million, £2,647 million and £25,691 million, respectively.

(3)	Based on unaudited numbers.

(4)	Negative ratios have been excluded.

DESCRIPTION OF THE SUBORDINATED NOTES

The following is a summary of certain terms of the Subordinated Notes.  It supplements the description of the general terms of the debt securities of any series we may issue contained in the accompanying prospectus under the heading “Description of Debt Securities”.  If there is any inconsistency between the following summary and the description in the accompanying prospectus, the following summary governs.

The Subordinated Notes will be issued in an aggregate principal amount of $          and will mature on        , 2022.  The Subordinated Notes will bear interest from (and including) the Issue Date at a rate of        % per annum. Interest will be payable semi-annually in arrears on            and          of each year, commencing on           , 2013.  The regular record dates for the Subordinated Notes will be the                and                   of each year immediately preceding the interest payment dates on                 and                   , respectively.

If any scheduled interest payment date is not a Business Day, we will pay interest on the next Business Day, but interest on that payment will not accrue during the period from and after the scheduled interest payment date.  If the scheduled Maturity Date or date of redemption (in the circumstances described in “—Redemption” below) or repayment is not a Business Day, we may pay interest and principal on the next succeeding Business Day, but interest on that payment will not accrue during the period from and after the scheduled Maturity Date or date of redemption or repayment.

In this description of the Subordinated Notes the following expressions have the following meanings:

“Business Day” means a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in New York City and London.

“Capital Disqualification Event” shall be deemed to have occurred if, as a result of any amendment to, or change in, the Capital Regulations which are in effect at the Issue Date, the Subordinated Notes are fully excluded from Tier Two Capital (as defined in the Capital Regulations) of RBSG and/or the Group.

“Capital Regulations” means, at any time, the regulations, requirements, guidelines and policies relating to capital adequacy of the FSA or of the European Parliament or of the Council of the European Union then in effect in the United Kingdom.

“CRD IV” means, taken together, (i) the CRD IV Directive, (ii) the CRD IV Regulation and (iii) the Future Capital Instruments Regulations.

“CRD IV Directive” means a directive of the European Parliament and of the Council on prudential requirements for credit institutions and investment firms amending Directive 2002/87/EC, a draft of which was published on July 20, 2011, and any successor directive.

“CRD IV Regulation” means a regulation of the European Parliament and of the Council on prudential requirements for credit institutions and investment firms, a draft of which was published on July 20, 2011, and any successor regulation.

“Future Capital Instruments Regulations” means any regulatory capital rules, regulations or standards which are in the future applicable to us (on a solo or consolidated basis) and which lay down the requirements to be fulfilled by financial instruments for inclusion in our regulatory capital (on a solo or consolidated basis) as required by (i) the CRD IV Regulation and/or (ii) the CRD IV Directive.

“Interest Payment Date” means      and       in each year commencing        2013.

“Issue Date” means         , 2012.

“Maturity Date” means          , 2022.

Redemption

Unless previously redeemed or purchased and cancelled, the Subordinated Notes will be redeemed on the Maturity Date at 100% of their principal amount together with any accrued and unpaid interest to (but excluding) the Maturity Date.

Tax Redemption

We may redeem the Subordinated Notes at any time in whole but not in part upon not less than 30 calendar days nor more than 60 calendar days’ notice to the holders of Subordinated Notes in the event of certain changes in the tax laws of the United Kingdom and certain other limited circumstances, provided that, upon CRD IV taking effect in the United Kingdom, such right of redemption shall only apply if, when and to the extent not prohibited by CRD IV and (in any such case) if, in our opinion, the circumstance that entitles us to exercise such right of redemption was not reasonably foreseeable to us at the Issue Date. In the event of such redemption, the redemption price of the Subordinated Notes will be 100% of their principal amount together with any accrued but unpaid payments of interest to the date of redemption. Any such redemption will be subject to a requirement to give notice to or obtain the consent of the FSA, as set forth below under “—FSA”.

If we elect to redeem the Subordinated Notes, they will cease to accrue interest from the redemption date, unless we fail to pay the redemption price on the payment date.  The circumstances in which we may redeem the Subordinated Notes and the applicable procedures are described further in the accompanying prospectus under “Description of Debt Securities—Redemption”.

Redemption due to a Capital Disqualification Event

We may redeem the Subordinated Notes at any time in whole but not in part upon not less than 30 calendar days nor more than 60 calendar days’ notice to the holders of Subordinated Notes if, at any time immediately prior to the giving of the notice referred to above, a Capital Disqualification Event has occurred and is continuing,  provided that, upon CRD IV taking effect in the United Kingdom, such right of redemption shall only apply if, when and to the extent not prohibited by CRD IV and (in any such case) if, in our opinion, the circumstance that entitles us to exercise such right of redemption was not  reasonably foreseeable to us at the Issue Date.  In the event of such redemption, the redemption price of the Subordinated Notes will be 100% of their principal amount together with any accrued and unpaid payments of interest to the date of redemption. Any such redemption will be subject to a requirement to give notice to or obtain the consent of the FSA, as set forth below under “—FSA”.

If we elect to redeem the Subordinated Notes, they will cease to accrue interest from the redemption date, unless we fail to pay the redemption price on the payment date.

Repurchase

We may at any time and from time to time purchase Subordinated Notes in the open market or by tender or by private agreement in any manner and at any price or at differing prices, provided that, upon CRD IV taking effect in the United Kingdom, purchases are only permitted if, when and to the extent not prohibited by CRD IV. Any Subordinated Notes that we purchase beneficially for our own account, other than in connection with dealing in securities, will be treated as cancelled and will no longer be issued and outstanding. Any such purchases will be subject to a requirement to give notice to or obtain the consent of the FSA, as set forth below under “—FSA”.

FSA

As of the date hereof, we may only redeem or repurchase the Subordinated Notes as provided above or legally release ourselves from obligations (as described under “—Discharge” below), provided that (i) we have notified the FSA of our intention to do so at least one month (or such other period, longer or shorter, as the FSA may then require or accept) prior to our becoming committed to the proposed redemption, repayment or discharge, and no objection thereto has been raised by the FSA or (if required) the FSA has provided its consent thereto and (ii) we have satisfied the FSA that, after such redemption, repayment or discharge, we will be able to meet our capital resource requirements and have sufficient financial resources to satisfy the FSA’s overall financial adequacy rule, each as provided in the Capital Regulations (except to the extent that the FSA no longer requires it).

Events of Default and Defaults; Limitation of Remedies

An “Event of Default” with respect to the Subordinated Notes shall result if:

•	a court of competent jurisdiction makes an order for our winding up which is not successfully appealed within 30 days; or

•      an effective shareholders’ resolution is validly adopted for our winding up,

in each case other than under or in connection with a scheme of amalgamation or reconstruction not involving a bankruptcy or insolvency.

There are no other Events of Default under the Subordinated Notes. If an Event of Default with respect to the Subordinated Notes occurs and is continuing, the Trustee or the holder or holders of at least 25% in aggregate principal amount of the outstanding Subordinated Notes may declare the principal amount of, and any accrued but unpaid payments on the Subordinated Notes to be due and payable immediately in accordance with the terms of the Subordinated Indenture. However, after this declaration but before the Trustee obtains a judgment or decree for payment of money due, the holder or holders of a majority in aggregate principal amount of the outstanding Subordinated Notes may rescind the declaration of acceleration and its consequences, but only if all Events of Default have been remedied and all payments due, other than those due as a result of acceleration, have been made.

Defaults

In addition to Events of Default, the Subordinated Indenture also separately provides for Defaults. A“Default” with respect to the Subordinated Notes shall result if:

•	any installment of interest is not paid on or before its Interest Payment Date and such failure continues for 14 days; or

•	all or any part of the principal amount of the Subordinated Notes is not paid when it otherwise becomes due and payable, whether upon redemption or otherwise and such failure continues for seven days.

If a Default occurs and is continuing, the Trustee may commence a proceeding in Scotland (but not elsewhere) for our winding up, but the Trustee may not declare the principal amount of the outstanding Subordinated Notes due and payable.

However, failure to make any payment on the Subordinated Notes shall not be a Default if it is withheld or refused, upon independent counsel’s advice delivered to the Trustee, in order to comply with any applicable fiscal or other law or regulation or order of any court of competent jurisdiction. In such case, the Trustee may require us to take any action which, upon independent counsel’s advice delivered to the Trustee, is appropriate and reasonable in the circumstances (including proceedings for a court declaration), in which case we shall immediately take and expeditiously proceed with the action and shall be bound by any final resolution resulting therefrom. If any such action results in a determination that the relevant payment can be made without violating any applicable law, regulation or order then the payment shall become due and payable on the expiration of the applicable 14-day or seven-day period after the Trustee gives written notice to us informing us of such determination.

Upon the occurrence of any Event of Default or Default, we shall give prompt written notice to the Trustee.  In accordance with the Subordinated Indenture, the Trustee may proceed to protect and enforce its rights and the rights of the holders of the Subordinated Notes whether in connection with any breach by us of our obligations under the Subordinated Notes, the Subordinated Indenture or otherwise, by such judicial proceedings as the Trustee shall deem most effective, provided that we shall not, as a result of the bringing of such judicial proceedings, be required to pay any amount representing or measured by reference to principal or interest on the Subordinated Notes prior to any date on which the principal of, or any interest on, the Subordinated Notes would have otherwise been payable.

Other than the limited remedies specified above, no remedy against us shall be available to the Trustee or the holders of the Subordinated Notes whether for the recovery of amounts owing in respect of such Subordinated Notes or under the Subordinated Indenture or in respect of any breach by us of our obligations under the Subordinated Indenture or in respect of the Subordinated Notes, except that the Trustee and the holders shall have such rights and powers as they are required to have under the Trust Indenture Act of 1939, and provided that any payments are subject to the subordination provisions set forth in the Subordinated Indenture.

Assumption

Subject to applicable law and regulation, any of our wholly-owned subsidiaries may assume our obligations under the Subordinated Notes without the consent of any holder, provided that certain conditions are satisfied, including that under the Subordinated Indenture we unconditionally guarantee the obligations of the subsidiary under the Subordinated Notes and that we obtain the prior consent of, or give notification to (and no objection is raised by), the FSA.  If we do, all of our direct obligations under the Subordinated Notes and the Subordinated Indenture shall immediately be discharged.  Any Additional Amounts under the Subordinated Notes will be payable in respect of taxes imposed by the jurisdiction in which the assuming subsidiary is organized or is a tax resident, subject to exceptions equivalent to those that apply to any obligation to pay Additional Amounts in respect of taxes imposed by any U.K. taxing jurisdiction, rather than taxes imposed by any U.K. taxing jurisdiction.  The subsidiary that assumes our obligations will also be entitled to redeem the Subordinated Notes in the circumstances described in “—Redemption” above with respect to any change or amendment to, or change in the application or official interpretation of, the laws or regulations (including any treaty) of the assuming subsidiary’s jurisdiction of organization, provided that upon CRD IV taking effect in the United Kingdom, such right of redemption shall only apply if, when and to the extent not prohibited by CRD IV.  Any such redemption will be subject to a requirement to give notice to or obtain the consent of the FSA, as set forth above under “Redemption—FSA”.

For U.S. federal income tax purposes, an assumption of our obligations under the Subordinated Notes might be deemed to be an exchange of the Subordinated Notes for new subordinated notes by each beneficial owner, resulting in recognition of a taxable gain or loss for those purposes and possibly certain other adverse tax consequences.  You should consult your tax advisor regarding the U.S. federal, state and local income tax consequences of an assumption.

General

The Subordinated Notes will constitute our direct, unconditional, unsecured and subordinated obligations ranking pari passu without any preference among themselves and ranking junior in right of payment to the claims of any existing and future unsecured and unsubordinated indebtedness. In a winding up or in the event that an administrator has been appointed in respect of us and notice has been given that it intends to declare and distribute a dividend, all payments on the Subordinated Notes will be subordinated to, and subject in right of payment to the prior payment in full of, all claims of all of our creditors other than claims in respect of any liability that is, or is expressed to be, subordinated to the claims of all or any of our creditors, whether only in the event of a winding up or otherwise. The ranking of our obligations shall be set out in the manner provided in the Subordinated Indenture.  In addition, because we are a holding company, our rights to participate in the assets of any subsidiary if it is liquidated will be subject to the prior claims of its creditors, including in the case of bank subsidiaries, their depositors, except to the extent that we may be a creditor with recognized claims against the subsidiary.

The Subordinated Notes will constitute a separate series of subordinated debt securities issued under the Subordinated Indenture.  Book-entry interests in the Subordinated Notes will be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.  Interest on the Subordinated Notes will be computed on the basis of a 360-day year of twelve 30-day months.

The principal corporate trust office of the Trustee in London, United Kingdom, is designated as the principal paying agent.  We may at any time designate additional paying agents or rescind the designation of paying agents or approve a change in the office through which any paying agent acts.

We will issue the Subordinated Notes in fully registered form.  The Subordinated Notes will be represented by global securities in the name of a nominee of DTC.  You will hold beneficial interest in the Subordinated Notes through the DTC and its participants.  The Underwriters expect to deliver the Subordinated Notes through the facilities of the DTC on December          , 2012.  For a more detailed summary of the form of the Subordinated Notes and settlement and clearance arrangements, you should read “Description of Debt Securities—Form of Debt Securities; Book-Entry System” in the accompanying prospectus.  Indirect holders trading their beneficial interests in the Subordinated Notes through the DTC must trade in the DTC’s same-day funds settlement system and pay in immediately available funds.  Secondary market trading will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream Banking.

Definitive debt securities will only be issued in limited circumstances described under “Description of Debt Securities—Form of Debt Securities; Book-Entry System” in the accompanying prospectus.

Payment of principal of and interest on the Subordinated Notes, so long as the Subordinated Notes are represented by global securities, will be made in immediately available funds.  Beneficial interests in the global securities will trade in the same-day funds settlement system of the DTC, and secondary market trading activity in such interests will therefore settle in same-day funds.

We may, from time to time, without the consent of the holders of the Subordinated Notes, issue additional notes under the Subordinated Indenture having the same ranking and same interest rate, maturity date, redemption terms and other terms as the Subordinated Notes described in this prospectus supplement except for the price to the public and issue date.  Any such additional notes, together with the Subordinated Notes offered by this prospectus supplement, may constitute a single series of securities under the Subordinated Indenture, provided that if such additional notes have the same CUSIP, ISIN or other identifying number as the outstanding Subordinated Notes, such additional notes must be fungible with the Subordinated Notes for U.S. federal income tax purposes.  There is no limitation on the amount of notes or other debt securities that we may issue under the Subordinated Indenture.

Payment of Additional Amounts

The government of the United Kingdom may require us to withhold or deduct amounts from payments of principal or interest on the Subordinated Notes, for taxes or other governmental charges.  If such a withholding or deduction is required, we may be required, subject to certain exceptions, to pay additional amounts such that the net amount paid to holders of the Subordinated Notes, after such deduction or withholding, equals the amount that would have been payable had no such withholding or deduction been required.  For more information on additional amounts and the situations in which we must pay additional amounts, see “Description of Debt Securities—Additional Amounts” in the accompanying prospectus.

Waiver of Right to Set-Off

By accepting a Subordinated Note, each holder will be deemed to have waived any right of set-off, counterclaim or combination of accounts with respect to such Subordinated Note or the Subordinated Indenture (or between our obligations under or in respect of any Subordinated Note and any liability owed by a holder) that they might otherwise have against us, whether before or during our winding up, liquidation or administration. Notwithstanding the above, if any such rights and claims of any such holder against us are discharged by set-off, such holder will immediately pay an amount equal to the amount of such discharge to us or, in the event of a winding up or administration, the liquidator or administrator (or other relevant insolvency official), as the case may be, on trust for senior creditors, and until such time as payment is made will hold a sum equal to such amount in trust for senior creditors, and accordingly such discharge shall be deemed not to have taken place.

Discharge

We can legally release ourselves from any payment or other obligations on the Subordinated Notes, except for various obligations described below, if the Subordinated Notes have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year and we deposit in trust for your benefit and the benefit of all other direct holders of the Subordinated Notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Subordinated Notes on their various due dates; provided that, upon CRD IV taking effect in the United Kingdom, such right of discharge shall only apply if, when and to the extent not prohibited by CRD IV.   Any such discharge will be subject to a requirement to give notice to or obtain the consent of the FSA, as set forth above under “Redemption—FSA”.

In addition, on the date of such deposit, we must not be in default.  For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described under “Description of Debt Securities—Events of Default and Defaults; Limitation of Remedies—Subordinated Debt Securities Event of Default or Capital Securities Event of Default” in the accompanying prospectus.  A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

However, even if we take these actions, a number of our obligations under the Subordinated Indenture will remain.

Governing Law

The Subordinated Notes and the Subordinated Indenture will be governed by and construed in accordance with the laws of the State of New York, except that, as the Subordinated Indenture specifies, the subordination provisions and the waiver of the right to set-off by the holders and by the Trustee acting on behalf of the holders with respect to the Subordinated Notes will be governed by and construed in accordance with the laws of Scotland.

Listing

We intend to apply for the listing of the Subordinated Notes on the New York Stock Exchange in accordance with its rules.

U.K. AND U.S. FEDERAL TAX CONSEQUENCES

The following is a summary of material U.K. and U.S. federal income tax consequences of the ownership and disposition of the Subordinated Notes by a “U.S. holder” described below, that is not connected with us for relevant tax purposes, that holds the Subordinated Notes as capital assets and that purchases the Subordinated Notes in their initial offering at their “issue price”, which will be equal to the first price at which a substantial amount of the Subordinated Notes is sold for money to the public (not including bondhouses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).  For purposes of this discussion, a “U.S. holder” is a beneficial owner of a Subordinated Note that is for United States federal income tax purposes (i) a citizen or individual resident of the United States, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or the District of Columbia, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

This discussion does not describe all of the tax consequences that may be relevant to U.S. holders in light of their particular circumstances or to holders subject to special rules, such as:

•	holders who are resident (or in the case of an individual, ordinarily resident) in the United Kingdom for U.K. tax purposes;

•	certain financial institutions;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	persons holding Subordinated Notes as part of a hedge or other integrated transaction;

•	persons whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax; or

•
persons carrying on a trade or business in the United Kingdom through a permanent establishment in the United Kingdom or carrying on a trade, profession or vocation in the United Kingdom through a branch or agency in the United Kingdom.

If a partnership holds a Subordinated Note, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership.  A partnership or partner of a partnership holding a Subordinated Note should consult its tax advisor.

The statements regarding U.K. and U.S. tax laws and practices set out below, including those regarding the U.K./U.S. double taxation convention relating to income and capital gains (the “Treaty”), are based on those laws, practices and conventions as of the date of this prospectus supplement.  They are subject to changes in those laws, practices and conventions, and any relevant judicial decision, after the date of this prospectus supplement.  This summary is not exhaustive of all possible tax considerations that may be relevant in the particular circumstances of each U.S. holder.  You should satisfy yourself as to the tax consequences in your own particular circumstances of the acquisition, ownership and disposition of the Subordinated Notes.

United Kingdom

Payments.  Interest that we pay on the Subordinated Notes will not be subject to withholding or deduction for or on account of U.K. tax, provided that the Subordinated Notes are and remain listed on the New York Stock Exchange or some other “recognized stock exchange” within the meaning of Section 1005 of the Income Tax Act 2007.

In all other cases, U.K. income tax must generally be withheld at the basic rate (currently 20%), unless one of certain exceptions relating to the status of the holder applies.  In particular, certain U.S. holders will be entitled to receive payments free of withholding of U.K. income tax under the Treaty and will under current HM Revenue & Customs (“HMRC”)  administrative procedures be able to make a claim for the issuance of such a direction by HMRC.  However, such directions will be issued only on prior application to the relevant tax authorities by the holder in question.  If such a direction is not given, we will generally be required to withhold tax, although a U.S. holder entitled to relief under the Treaty may subsequently claim the amount withheld from HMRC.

Payments of interest on the Subordinated Notes have a U.K. source and may be chargeable to U.K. tax by direct assessment.  Where the payments are made without withholding or deduction, the payments will not be assessed to U.K. tax if you are not resident in the United Kingdom, except if you carry on a trade, profession or vocation in the United Kingdom through a U.K. branch or agency, or in the case of a corporate U.S. holder, if you carry on a trade in the U.K. through a permanent establishment in the U.K. in connection with which the payments are received or to which the Subordinated Notes are attributable, in which case (subject to exemptions for payments received by certain categories of agent) tax may be levied on the U.K. branch or agency or permanent establishment.

Any person in the U.K. paying interest to, or receiving interest on behalf of, certain other persons, may be required to provide information in relation to the payment (including the name and address of the beneficial owner of the interest, whether or not resident in the United Kingdom) to HMRC.  HMRC may communicate this information to the tax authorities of other jurisdictions.

Disposal (including Redemption).  Subject to the provisions set out in the next paragraph in relation to temporary non-residents, a U.S. holder will not, upon disposal (including redemption) of a Subordinated Note, be liable for U.K. taxation on gains realized, unless at the time of the disposal the U.S. holder carries on a trade, profession or vocation in the U.K. through a branch or agency in the U.K. or, in the case of a corporate U.S. holder, if the U.S. holder carries on a trade in the U.K. through a permanent establishment in the U.K. and the Subordinated Note was used in or for the purposes of the trade, profession or vocation or acquired for use and used by or held for the purposes of that branch or agency or permanent establishment.

A U.S. holder who is an individual and who has ceased to be resident or ordinarily resident for tax purposes in the U.K. for a period of less than five tax years and who disposes of a Subordinated Note during that period may be liable to U.K. tax on chargeable gains arising during the period of absence in respect of the disposal (including redemption), subject to any available exemption or relief.

A U.S. holder who is an individual or other non-corporation taxpayer will not, upon transfer or redemption of a Subordinated Note, recognize any U.K. income tax charge on accrued but unpaid payments of interest, unless the U.S. holder at any time in the relevant tax year carried on a trade in the United Kingdom through a branch or agency to which the Subordinated Note is attributable.

Annual Tax Charges.  Corporate U.S. holders who do not carry on a trade, profession or vocation in the United Kingdom through a permanent establishment in the U.K. to which the Subordinated Notes are attributable will not be liable to U.K. tax charges or relief by reference to fluctuations in exchange rates or in respect of profits, gains and losses arising from the Subordinated Notes.

Stamp Duty and Stamp Duty Reserve Tax.  No U.K. stamp duty or stamp duty reserve tax should be payable on the issue, transfer or redemption of the Subordinated Notes.

European Union Directive on taxation of savings income.  The Savings Directive requires Member States to provide to the tax authorities of other Member States details of payments of interest and other similar income paid by a person within its jurisdiction to (or for the benefit of) an individual resident in that other Member State or to certain limited types of entities established in that other Member State. However, for a transitional period, Austria and Luxembourg are instead required to operate a withholding system (subject to a procedure whereby, on meeting certain conditions, the beneficial owner of the interest or other income may request that no tax be withheld) unless during such period they elect otherwise (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). A number of non-EU countries and territories including Switzerland have adopted similar measures to the Savings Directive (a withholding system in the case of Switzerland). The European Commission has proposed certain amendments to the Savings Directive, which may, if implemented amend or broaden the scope of the requirements described above.

United States

Interest on a Subordinated Note (including any U.K. tax withheld) will be includable in income by a U.S. holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes.  Interest income from the Subordinated Notes (including any U.K. tax withheld) will constitute foreign source income, which may be relevant to a U.S. holder in calculating the U.S. holder’s foreign tax credit limitation.  The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income.

A U.S. holder will, upon sale, exchange or redemption of a Subordinated Note, generally recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized (not including amounts attributable to accrued interest, which will be treated as ordinary interest income) and the U.S. holder’s tax basis in the Subordinated Note.  Any gain or loss will generally be U.S. source capital gain or loss and will be treated as long-term capital gain or loss if the Subordinated Note has been held for more than one year at the time of disposition.  The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting.  Information returns may be filed with the Internal Revenue Service in connection with payments on the Subordinated Notes and the proceeds from a sale or other disposition of the Subordinated Notes.  A U.S. holder may be subject to United States backup withholding at a current rate of 28% on these payments and proceeds if the U.S. holder fails to provide its taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption from backup withholding.  The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder’s United States federal income tax liability and may entitle the U.S. holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Certain U.S. holders who are individuals (and under proposed Treasury Regulations, certain entities) may be required to report information relating to non-U.S. accounts through which the U.S. holders may hold their Subordinated Notes (or information regarding the Subordinated Notes if the Subordinated Notes are not held through any financial institution).  U.S. holders should consult their tax advisers regarding their reporting obligations with respect to the Subordinated Notes.

UNDERWRITING/CONFLICTS OF INTEREST

We and the underwriters for the offering named below (the “Underwriters”) have entered into an underwriting agreement and a pricing agreement with respect to the Subordinated Notes.  Subject to certain conditions, we have agreed to sell to the Underwriters and each Underwriter has severally agreed to purchase the respective principal amounts of the Subordinated Notes indicated opposite such Underwriter’s name in the following table.
Principal Amount of Subordinated Notes
Underwriters
RBS Securities Inc.	$
Morgan Stanley & Co. LLC	$
Citigroup Global Markets Inc.	$
Total	$

The underwriting agreement and the pricing agreement provide that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters have undertaken to purchase all the Subordinated Notes offered by this prospectus supplement if any of these Subordinated Notes are purchased.

Subordinated Notes sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement and may be offered to certain dealers at such initial public offering price less a selling concession not to exceed       % of the principal amount of the Subordinated Notes. The Underwriters may allow, and dealers may re-allow, a concession on sales to other dealers not to exceed       % of the principal amount of the Subordinated Notes.  If all the Subordinated Notes are not sold at the initial public offering price, the Underwriters may change the offering price and the other selling terms.

We intend to apply for the listing of the Subordinated Notes on the New York Stock Exchange.  The Subordinated Notes are a new issue of securities with no established trading market.  We have been advised by the Underwriters that the Underwriters intend to make a market in the Subordinated Notes, but they are not obligated to do so and may discontinue market-making at any time without notice.  No assurance can be given as to the liquidity of the trading market for the Subordinated Notes.

The Subordinated Notes will settle through the facilities of the DTC and its participants (including Euroclear and Clearstream Banking).  The CUSIP number for the Subordinated Notes is                and the ISIN is                .

Certain of the Underwriters may not be U.S. registered broker-dealers and accordingly will not effect any sales within the United States except in compliance with applicable U.S. laws and regulations, including the rules of FINRA.

We estimate that our total expenses for the offering, excluding underwriting commissions will be approximately $350,000.

We have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

It is expected that delivery of the Subordinated Notes will be made against payment on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth Business Day following the date of pricing of the Subordinated Notes (such settlement cycle being referred to as “T+5”).  Trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Subordinated Notes on the date of pricing or the next succeeding Business Day will be required, by virtue of the fact that the Subordinated Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.  Purchasers of Subordinated Notes who wish to trade Subordinated Notes on the date of pricing or the next Business Day should consult their own advisors.

Conflicts of Interest

RBSSI, an affiliate of RBSG, is a FINRA member and an Underwriter in this offering, has a “conflict of interest” within the meaning of FINRA Rule 5121.  Accordingly, this offering will be made in compliance with the applicable provisions of FINRA Rule 5121.  RBSSI is not permitted to sell Subordinated Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Certain of the Underwriters and their affiliates have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses.  The Underwriters may from time to time engage in transactions with and perform services for us in the ordinary course of business.

In connection with the offering, the Underwriters are not acting for anyone other than us and will not be responsible to anyone other than us for providing the protections afforded to their clients nor for providing advice in relation to the offering.

Stabilization Transactions and Short Sales

In connection with the offering, each Underwriter (or any person acting for such Underwriter) may purchase and sell Subordinated Notes in the open market.  These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales.  Short sales involve the sale by the Underwriters of a greater aggregate principal amount of Subordinated Notes than they are required to purchase from us in the offering.  Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Subordinated Notes while the offering is in progress, or, for a limited time after the issue date, over-allotment of the Subordinated Notes or transactions with a view to supporting the market price of the Subordinated Notes at a level higher than that which might otherwise prevail.  However there is no obligation on any Underwriter (or any agent of such Underwriter) to engage in any such activities.

Each Underwriter may also impose a penalty bid.  This occurs when a particular Underwriter repays to the other Underwriters a portion of the underwriting discount received by it because the other Underwriters have repurchased Subordinated Notes sold by or for the account of such Underwriter in stabilizing or short-covering transactions.

These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the Subordinated Notes.  As a result, the price of the Subordinated Notes may be higher than the price that otherwise might exist in the open market.  If these activities are commenced, they may be discontinued by each Underwriter at any time and stabilizing transactions must be brought to an end after a limited period.  These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

Selling Restrictions

United Kingdom

This document is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the U.K. Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Each Underwriter has represented and agreed that:

(a)      it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA received by it in connection with the issue or sale of the Subordinated Notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)    it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Subordinated Notes in, from or otherwise involving the United Kingdom.

In connection with the offering, the Underwriters are not acting for anyone other than us and will not be responsible to anyone other than us for providing the protections afforded to their clients or for providing advice in relation to the offering.

European Economic Area

This prospectus supplement has been prepared on the basis that, except to the extent sub-paragraph (ii) below may apply, any offer of the Subordinated Notes in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to publish a prospectus for offers of Subordinated Notes. Accordingly any person making or intending to make an offer in that Relevant Member State of Subordinated Notes which are the subject of an offering contemplated in this prospectus supplement may only do so (i) in circumstances in which no obligation arises for us or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer, or (ii) if a prospectus for such offer has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State and (in either case) published, all in accordance with the Prospectus Directive, provided that any such prospectus has subsequently been completed by a prospectus supplement which specifies that offers may be made other than pursuant to Article 3(2) of the Prospectus Directive in that Relevant Member State, such offer is made in the period beginning and ending on the dates specified for such purpose in such prospectus or prospectus supplement, as applicable,  and we have consented in writing to its use for the purpose of such offer.  Except to the extent sub-paragraph (ii) above may apply, neither we nor any Underwriter have authorized, nor authorize, the making of any offer of Subordinated Notes in circumstances in which an obligation arises for us or any Underwriter to publish or supplement a prospectus for such offer.

In relation to each Relevant Member State, each Underwriter has severally represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Subordinated Notes which are subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)    to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)    to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the other Underwriters for any such offer; or

(c)    in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Subordinated Notes shall require us or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or a supplemental prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this section, the expression “an offer of the Subordinated Notes to the public” in relation to any Subordinated Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Subordinated Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Subordinated Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong

The Subordinated Notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, The Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance, and no advertisement, invitation or document relating to the Subordinated Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Subordinated Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance and any rules made thereunder.

Japan

The Subordinated Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1919, as amended) (the “FIEL”) and, accordingly, will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time.

Singapore

This prospectus supplement and accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the Subordinated Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act (Chapter 289) (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

 Where the Subordinated Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, then securities, debentures and units of securities and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Subordinated Notes under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Switzerland

This prospectus supplement, as well as any other material relating to the Subordinated Notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus, do not constitute an issue prospectus pursuant to Articles 652a and/or 1156 of the Swiss Code of Obligations. The Subordinated Notes will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the Subordinated Notes, including, but not limited to, this prospectus supplement, do not claim to comply with the disclosure standards of the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The Subordinated Notes are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the Subordinated Notes with the intention to distribute them to the public. The investors will be individually approached by us from time to time. This prospectus supplement as well as any other material relating to the Subordinated Notes is personal and confidential and does not constitute an offer to any other person. This prospectus supplement may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

LEGAL OPINIONS

Our U.S. counsel, Davis Polk & Wardwell London LLP, and U.S. counsel for the Underwriters, Shearman & Sterling (London) LLP, will pass upon certain United States legal matters relating to the Subordinated Notes.  Our Scottish solicitors, Dundas & Wilson C.S. LLP, will pass upon certain matters of Scots law relating to the issue and sale of the Subordinated Notes.  Our English solicitors, Linklaters LLP, will pass upon certain matters of English law relating to the issue and sale of the Subordinated Notes and Davis Polk & Wardwell London LLP, will pass upon certain tax matters of English law relating to the Subordinated Notes.

EXPERTS

The consolidated financial statements, incorporated in this prospectus by reference from RBSG's Restated 2011 Annual Report, as at December 31, 2011, 2010 and 2009 and for each of the three years in the period ended December 31, 2011, and the effectiveness of RBSG's internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The audit report contains an unqualified opinion on RBSG’s consolidated financial statements as of December 31, 2011, 2010 and 2009 and an explanatory paragraph stating that (i) Note 43 to the financial statements was added for the inclusion of consolidating financial information in respect of RBS plc in accordance with Regulation S-X Rule 3-10; and (ii) the financial statements for the years ended December 31, 2011, 2010 and 2009 were retrospectively restated to reflect the share consolidation described in Note 27, the change in composition of reportable segments described in Note 38, and the inclusion of the consolidated statement of comprehensive income to Note 43.

PROSPECTUS

THE ROYAL BANK OF SCOTLAND GROUP plc

By this prospectus we may offer —

DEBT SECURITIES
DOLLAR PREFERENCE SHARES

THE ROYAL BANK OF SCOTLAND plc
fully and unconditionally guaranteed by THE ROYAL BANK OF SCOTLAND GROUP plc

By this prospectus we may offer —

DEBT SECURITIES

The Royal Bank of Scotland Group plc may use this prospectus to offer from time to time debt securities, including senior debt securities, subordinated debt securities and capital securities, or dollar preference shares, directly or in the form of American Depositary Shares.  Our American Depositary Shares, or ADSs, each representing one ordinary share (or a right to receive one ordinary share), and evidenced by an American Depositary Receipt or uncertificated securities, are listed on the New York Stock Exchange under the symbol “RBS”.  In addition, our ordinary shares are listed on the London Stock Exchange.  Our series of American Depositary Shares representing non-cumulative dollar preference shares and evidenced by American Depositary Receipts (Series F, Series H, Series L, Series M, Series N, Series P, Series Q, Series R, Series S, Series T, and Series U) are listed on the New York Stock Exchange.

The Royal Bank of Scotland plc (acting through its head office or any one of its branches) may use this prospectus to offer from time to time senior debt securities or subordinated debt securities.  Such senior debt securities and subordinated debt securities will be fully and unconditionally guaranteed by The Royal Bank of Scotland Group plc.

We will provide the specific terms of these securities, and the manner in which they will be offered, in one or more supplements to this prospectus.  Any supplement may also add, update or change information contained, or incorporated by reference, into this prospectus.  You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

You should read both this prospectus and the applicable prospectus supplement, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference”, before investing in our securities.  The amount and price of the offered securities will be determined at the time of the offering.

Investing in our securities involves risks that are described in the “Risk Factors” section of our annual reports filed with the Securities and Exchange Commission or in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

The date of this prospectus is September 28, 2012.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration or continuous offering process.  Under this shelf process, we may sell the securities described in this prospectus in one or more offerings of an unspecified amount in one or more foreign currencies or currency units.

This prospectus provides you with a general description of the debt securities and dollar preference shares we may offer, which we will refer to collectively as the “securities”.  Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  The prospectus supplement will provide information regarding certain tax consequences of the purchase, ownership and disposition of the offered securities.  The prospectus supplement may also add to, update or change information contained in this prospectus.  If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement.  We will file each prospectus supplement with the SEC.  You should read both this prospectus and the applicable prospectus supplement, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference”.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus.  The registration statement can be read at the SEC’s offices or obtained from the SEC’s website mentioned under the heading “Where You Can Find More Information”.

Certain Terms

In this prospectus,

•	the term “RBSG” means The Royal Bank of Scotland Group plc, the term “Group” means The Royal Bank of Scotland Group plc and its subsidiaries;

•
the term “RBS plc” means The Royal Bank of Scotland plc, the term “RBS” or the “Royal Bank” means RBS plc and its subsidiaries, the term “NWB Plc” means National Westminster Bank Plc and the term “NatWest” means NWB Plc and its subsidiaries;

•	the terms “we”, “our” and “us” refer to each of RBSG or RBS plc, as applicable, as issuer of the relevant securities; and

•
in the sections titled “Description of Dollar Preference Shares” and “Description of American Depositary Receipts”, the terms “we”, “our” and “us” refer to RBSG as issuer of the dollar preference shares and American Depositary Receipts.

RBSG publishes its consolidated financial statements in pounds sterling (“£” or “sterling”), the lawful currency of the United Kingdom.  In this prospectus and any prospectus supplement, references to “dollars” and “$” are to United States dollars.

As permitted by Rule 12h-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), RBS plc does not file reports under the Exchange Act with the SEC.  In accordance with Rule 3-10 of Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”), the Group's financial statements include condensed consolidating financial information for RBS in a footnote to those financial statements.

USE OF PROCEEDS

Unless we have disclosed a specific plan in the accompanying prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes.  The Group has raised capital in various markets from time to time and we expect to continue to raise capital in appropriate markets as and when required.

THE ROYAL BANK OF SCOTLAND GROUP PLC

RBSG is a public limited company incorporated in Scotland with registration number SC045551.  RBSG was incorporated under Scots law on March 25, 1968.  RBSG is the holding company of a large global banking and financial services group.  Headquartered in Edinburgh, the Group operates in the United Kingdom, the United States and internationally through its two principal subsidiaries, RBS and NatWest.  Both RBS and NatWest are major U.K. clearing banks.  In the United States, the Group’s subsidiary RBS Citizens Financial Group, Inc. is a large commercial banking organization.  Globally, the Group has a diversified customer base and provides a wide range of products and services to personal, commercial and large corporate and institutional customers.

Following the placing and open offers in December 2008 and in April 2009, Her Majesty’s Treasury (“HM Treasury”) owned approximately 70.3% of the enlarged ordinary share capital of RBSG.  In December 2009, RBSG issued a further £25.5 billion of new capital to HM Treasury.  This new capital took the form of B shares, which do not generally carry voting rights at general meetings of ordinary shareholders but are convertible into ordinary shares and qualify as Core Tier 1 capital.  Following the issuance of the B shares, HM Treasury's holding of ordinary shares of RBSG remained at 70.3% although its economic interest rose to 84.4%.  At June 30, 2012, HM Treasury’s holding in RBSG’s ordinary shares was 66.9% and its economic interest was 82.2%.

In 2007, RFS Holdings B.V., which was jointly owned by the Group, the Dutch State (successor to Fortis) and Santander (together, the “Consortium Members”) completed the acquisition of ABN AMRO Holding N.V.  On February 6, 2010, the businesses of ABN AMRO Holding N.V. acquired by the Dutch State were legally demerged to a newly established company, ABN AMRO Bank N.V., which on April 1, 2010 was transferred to ABN AMRO Group N.V., itself owned by the Dutch State.  Following legal separation, RBS Holdings N.V. (formerly ABN AMRO Holding N.V.) has one operating subsidiary, The Royal Bank of Scotland N.V. (“RBS N.V.”), a fully operational bank within the Group.  RBS N.V. is independently rated and regulated by the Dutch Central Bank.  Certain assets within RBS N.V. continue to be shared by the Consortium Members.

On April 19, 2011, the Group announced the intended transfer of a substantial part of the business activities of RBS N.V. to RBS plc.  This transfer is substantially complete as of the date of this registration statement.  On October 17, 2011, the Group transferred a substantial part of the UK activities of RBS N.V. to RBS plc pursuant to Part VII of the UK Financial Services and Markets Act 2000.  On September 10, 2012, the Group further transferred a substantial part of the business conducted by RBS N.V. in the Netherlands as well as in certain EMEA branches of RBS N.V. and certain securities issued by RBS N.V. to RBS plc by way of a Dutch statutory demerger.  The remaining transfers are being implemented on a phased basis over a period ending December 31, 2013.

RBSG’s registered office is 36 St Andrew Square, Edinburgh EH2 2YB, Scotland and its principal place of business is RBS Gogarburn, PO Box 1000, Edinburgh EH12 1HQ, Scotland, telephone +44 131 626 0000.

THE ROYAL BANK OF SCOTLAND PLC

RBS plc is a public limited company incorporated in Scotland with registration number SC090312.  RBS plc was incorporated under Scots law on October 31, 1984.  RBS is a wholly owned subsidiary of RBSG.

RBS plc’s registered office is 36 St Andrew Square, Edinburgh EH2 2YB, Scotland and its principal place of business is RBS Gogarburn, PO Box 1000, Edinburgh EH12 1HQ, Scotland, telephone +44 131 626 0000.

DESCRIPTION OF DEBT SECURITIES

The following is a summary of the general terms that will apply to (i) any senior debt securities, subordinated debt securities and capital securities that may be offered by RBSG, and (ii) any senior debt securities and subordinated debt securities that may be offered by RBS plc (acting through its head office or any one of its branches) and guaranteed by RBSG.  Consequently, when we refer to “debt securities” in this prospectus, we mean (i) the senior debt securities, the subordinated debt securities and the capital securities that may be issued by RBSG, or (ii) the senior debt securities and subordinated debt securities that may be issued by RBS plc, acting directly or through one of its branches, as applicable.

Each time that we issue debt securities, we will file a prospectus supplement with the SEC, which you should read carefully.  The prospectus supplement will summarize specific financial terms of your security and may contain additional terms of those debt securities to those described in this prospectus.  The terms presented here, together with the terms contained in the prospectus supplement, will be a description of the material terms of the debt securities, but if there is any inconsistency between the terms presented here and those in the prospectus supplement, those in the prospectus supplement will apply and will replace those presented here.  Therefore, the statements we make below in this section may not apply to your debt security.  You should also read the indentures under which we will issue the debt securities, which we have filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

Senior debt securities will be issued by RBSG and/or RBS plc under the relevant senior debt indenture.  Senior debt securities issued by RBS plc will be fully and unconditionally guaranteed on a senior basis by RBSG.  Subordinated debt securities will be issued by RBSG and/or RBS plc under the relevant subordinated debt indenture.  Subordinated debt securities issued by RBS plc will be fully and unconditionally guaranteed on a subordinated basis by RBSG.  Capital debt securities that have no stated maturity will be issued by RBSG under a capital securities indenture.  Each indenture is a contract between us and The Bank of New York Mellon or Wilmington Trust Company, as applicable, as trustee, Citibank, N.A., as securities administrator for RBS NotesSM and Retail Corporate Notes issued by RBS plc, and, in respect of the senior debt securities or subordinated debt securities issued by RBS plc, RBSG, as guarantor.  The indentures are substantially identical, except for certain provisions such as those relating to subordination, which are included only in the subordinated debt indentures and the capital securities indenture.  None of the indentures limit our ability to incur additional indebtedness, including additional senior indebtedness.

General

The debt securities are not deposits and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other government agency of the United States or the United Kingdom.

The indentures do not limit the amount of debt securities that we may issue.  We may issue debt securities in one or more series.  The relevant prospectus supplement for any particular series of debt securities will describe the terms of the offered debt securities, including some or all of the following terms:

•	whether RBSG or RBS plc (acting through its head office or any one of its branches) is the issuer of the relevant debt securities;

•	whether they are senior debt securities or subordinated debt securities or, in the case of debt securities issued by RBSG only, capital securities;

•	whether the senior debt securities or subordinated debt securities are guaranteed;

•
with respect to the subordinated debt securities and capital securities, whether the payment of interest can be deferred, whether the payment of principal can be deferred, the subordination terms, whether the principal amount may be written down or converted into equity upon the occurrence of certain events relating to our financial condition, the redemption terms and the events of default applicable to each series of the subordinated debt securities and capital securities;

•	their specific designation, authorized denomination and aggregate principal amount;

•	the price or prices at which they will be issued;

•	whether such debt securities will be dated debt securities with a specified maturity date or undated debt securities with no specified maturity date;

•	the annual interest rate or rates, or how to calculate the interest rate or rates;

•	the date or dates from which interest, if any, will accrue or the method, if any, by which such date or dates will be determined;

•	whether payments are subject to certain conditions that relate to our financial condition, including our capital ratios;

•	the times and places at which any interest payments are payable;

•	the terms of any mandatory or optional redemption, including the amount of any premium;

•	any modifications or additions to the events of default with respect to the debt securities offered;

•	any provisions relating to conversion or exchange for other securities issued by us;

•	the currency or currencies in which they are denominated and in which we will make any payments;

•	any index used to determine the amount of any payments on the debt securities;

•	any restrictions that apply to the offer, sale and delivery of the debt securities and the exchange of debt securities of one form for debt securities of another form;

•
whether and under what circumstances, if other than those described in this prospectus, we will pay additional amounts on the debt securities following certain developments with respect to withholding tax or information reporting laws and whether, and on what terms, if other than those described in this prospectus, we may redeem the debt securities following those developments;

•	the terms of any mandatory or optional exchange; and

•	any listing on a securities exchange.

In addition, the prospectus supplement will describe the material U.S. federal and U.K. tax considerations that apply to any particular series of debt securities.

Debt securities may bear interest at a fixed rate or a floating rate.  We will sell any subordinated debt securities that bear no interest, or that bear interest at a rate that at the time of issuance is below the prevailing market rate, at a discount to their stated principal amount.

Holders of debt securities shall have no voting rights except those described under the heading “— Modification and Waiver” below.

If RBSG issues subordinated debt securities or capital securities, and if RBS plc issues subordinated debt securities, that, in each case, qualify as Tier 1 or Tier 2 capital or other capital for regulatory purposes, the payment, subordination, redemption, events of default and other terms may vary from those described in this prospectus and will be set forth in the relevant prospectus supplement.

Guarantee for Debt Securities Issued by RBS plc

RBSG will fully and unconditionally guarantee payment in full to the holders of senior debt securities or subordinated debt securities issued by RBS plc and all amounts due and owing under the applicable indenture.  The guarantee is set forth in, and forms part of, the indentures under which senior debt securities or subordinated debt securities, as applicable, will be issued by RBS plc.

Senior Debt Securities

If, for any reason, RBS plc does not make any required payment in respect of its senior debt securities when due, RBSG will cause the payment to be made to or to the order of the applicable trustee.  The guarantee will be on a senior basis when the guaranteed debt securities are issued under the senior indenture.  Holders of senior debt securities issued by RBS plc may sue RBSG to enforce their rights under the guarantee without first suing any other person or entity.  RBSG may, without the consent of the holders of the debt securities, assume all of RBS plc’s rights and obligations under the debt securities and upon such assumption, RBS plc will be released from its liabilities under the senior debt indenture and the senior debt securities.

Subordinated Debt Securities

If, for any reason, RBS plc does not make any required payment in respect of its subordinated debt securities when due, RBSG will cause the payment to be made to or to the order of the applicable trustee.  The guarantee will be on a subordinated basis when the guaranteed debt securities are issued under the subordinated debt indenture.  Holders of subordinated debt securities issued by RBS plc may sue RBSG to enforce their rights under the subordinated guarantee without first suing any other person or entity.  RBSG may, without the consent of the holders of the debt securities, assume all of RBS plc’s rights and obligations under the debt securities and upon such assumption, RBS plc will be released from its liabilities under the subordinated debt indenture and subordinated debt securities.

Because the guarantee is subordinated, if winding up proceedings with respect to RBSG should occur, each holder may recover less ratably than the holders of its unsubordinated liabilities.  If, in any such winding up, the amount payable on any guarantee of any series of debt securities and any claims ranking equally with such guarantee are not paid in full, those guarantees and other claims ranking equally will share ratably in any distribution of RBSG’s assets in a winding up in proportion to the respective amounts to which they are entitled.  If any holder is entitled to any recovery with respect to the guarantee of any debt securities in any winding up or liquidation, the holder might not be entitled in those proceedings to a recovery in U.S. dollars and might be entitled only to a recovery in pounds sterling or any other lawful currency of the United Kingdom.

In addition, because RBSG is a holding company, its rights to participate in the assets of any subsidiary if it is liquidated will be subject to the prior claims of such subsidiary’s creditors, including, in the case of RBS plc, RBS plc’s depositors, except to the extent that RBSG may be a creditor with recognized claims against RBS plc.

Form of Debt Securities; Book-Entry System

General

Unless the relevant prospectus supplement states otherwise, the debt securities shall initially be represented by one or more global securities in registered form, without coupons attached, and will be deposited with or on behalf of one or more depositary, including, without limitation, The Depository Trust Company (“DTC”), Euroclear Bank S.A./N.V.  (“Euroclear Bank”), as operator of the Euroclear System (“Euroclear”) and/or Clearstream Banking, société anonyme (“Clearstream Luxembourg”), and will be registered in the name of such depositary or its nominee.  Unless and until the debt securities are exchanged in whole or in part for other securities that we issue or the global securities are exchanged for definitive securities, the global securities may not be transferred except as a whole by the depositary to a nominee or a successor of the depositary.

The debt securities may be accepted for clearance by DTC, Euroclear and Clearstream Luxembourg.  Unless the relevant prospectus supplement states otherwise, the initial distribution of the debt securities will be cleared through DTC only.  In such event, beneficial interests in the global debt securities will be shown on, and transfers thereof will be effected only through, the book-entry records maintained by DTC and its direct and indirect participants, including, as applicable, Euroclear and Clearstream Luxembourg.

The laws of some states may require that certain investors in securities take physical delivery of their securities in definitive form.  Those laws may impair the ability of investors to own interests in book-entry securities.

So long as the depositary, or its nominee, is the holder of a global debt security, the depositary or its nominee will be considered the sole holder of such global debt security for all purposes under the indentures.  Except as described below under the heading “—Issuance of Definitive Securities”, no participant, indirect participant or other person will be entitled to have debt securities registered in its name, receive or be entitled to receive physical delivery of debt securities in definitive form or be considered the owner or holder of the debt securities under the indentures.  Each person having an ownership or other interest in debt securities must rely on the procedures of the depositary, and, if a person is not a participant in the depositary, must rely on the procedures of the participant or other securities intermediary through which that person owns its interest to exercise any rights and obligations of a holder under the indentures or the debt securities.

Payments on the Global Debt Security

Payments of any amounts in respect of any global securities will be made by the trustee to the depositary.  Payments will be made to beneficial owners of debt securities in accordance with the rules and procedures of the depositary or its direct and indirect participants, as applicable.  Neither we nor the trustee nor any of our agents will have any responsibility or liability for any aspect of the records of any securities intermediary in the chain of intermediaries between the depositary and any beneficial owner of an interest in a global security, or the failure of the depositary or any intermediary to pass through to any beneficial owner any payments that we make to the depositary.

The Clearing Systems

DTC, Euroclear and Clearstream Luxembourg have advised us as follows:

DTC.  DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.  DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates.  Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.  DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”).  DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies.  DTCC is owned by the users of its regulated subsidiaries.  Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.  The DTC rules applicable to its participants are on file with the SEC.  More information about DTC can be found at www.dtcc.com.

Euroclear.  Euroclear holds securities for its participants and clears and settles transactions between its participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates.  Euroclear provides various other services, including safekeeping, administration, clearance and settlement and securities lending and borrowing, and interfaces with domestic markets in several countries.  Euroclear is operated by Euroclear Bank, under contract with Euroclear plc, a U.K. corporation.  Euroclear Bank conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with Euroclear Bank, not Euroclear plc.  Euroclear plc establishes policy for Euroclear on behalf of Euroclear participants.  Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include any underwriters for the debt securities.  Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.  Euroclear is an indirect participant in DTC.  Securities clearance accounts and cash accounts with Euroclear are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System (collectively, the “Euroclear Terms and Conditions”) and applicable law.  The Euroclear Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear.

Clearstream Luxembourg.  Clearstream Luxembourg is incorporated under the laws of The Grand Duchy of Luxembourg as a société anonyme and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier).  Clearstream Luxembourg is owned by Deutsche Börse AG, a publicly traded company.  Clearstream Luxembourg holds securities for its participants and facilitates the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates.  Clearstream Luxembourg provides other services to its participants, including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing.  Clearstream Luxembourg interfaces with domestic markets in several countries.  Clearstream Luxembourg’s customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include professional financial intermediaries.  Its U.S. customers are limited to securities brokers, dealers and banks.  Indirect access to the Clearstream Luxembourg system is also available to others that clear through Clearstream Luxembourg customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.  Clearstream Luxembourg is an indirect participant in DTC.  Clearstream Luxembourg has established an electronic bridge with Euroclear to facilitate settlement of trades between Clearstream Luxembourg and Euroclear.  Distributions with respect to the securities held beneficially through Clearstream Luxembourg are credited to cash accounts of Clearstream Luxembourg customers in accordance with its rules and procedures, to the extent received by Clearstream Luxembourg.

Issuance of Definitive Securities

So long as the depositary holds the global securities of a particular series of debt securities, such global securities will not be exchangeable for definitive securities of that series unless:

•
the depositary notifies the trustee that it is unwilling or unable to continue to act as depositary for the debt securities or the depositary ceases to be a clearing agency registered under the Exchange Act;

•	we are wound up and we fail to make a payment on the debt securities when due; or

•
at any time we determine at our option and in our sole discretion that the global securities of a particular series of debt securities should be exchanged for definitive debt securities of that series in registered form.

Each person having an ownership or other interest in a debt security must rely exclusively on the rules or procedures of the depositary as the case may be, and any agreement with any direct or indirect participant of the depositary, including Euroclear or Clearstream Luxembourg and their participants, as applicable, or any other securities intermediary through which that person holds its interest, to receive or direct the delivery of possession of any definitive security.  The indentures permit us to determine at any time and in our sole discretion that debt securities shall no longer be represented by global securities.  DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global securities at the request of each DTC participant.  We would issue definitive certificates in exchange for any such beneficial interests withdrawn.

Unless otherwise specified in the prospectus supplement, definitive debt securities will be issued in registered form only.  To the extent permitted by law, we, the trustee and any paying agent shall be entitled to treat the person in whose name any definitive security is registered as its absolute owner.

Payments in respect of each series of definitive securities will be made to the person in whose name the definitive securities are registered as it appears in the register for that series of debt securities.  Payments will be made in respect of the debt securities by check drawn on a bank in New York or, if the holder requests, by transfer to the holder’s account in New York.  Definitive securities should be presented to the paying agent for redemption.

If we issue definitive debt securities of a particular series in exchange for a particular global debt security, the depositary, as holder of that global debt security, will surrender it against receipt of the definitive debt securities, cancel the book-entry debt securities of that series, and distribute the definitive debt securities of that series to the persons and in the amounts that the depositary specifies pursuant to the internal procedures of such depositary.

If definitive securities are issued in the limited circumstances described above, those securities may be transferred in whole or in part in denominations of any whole number of securities upon surrender of the definitive securities certificates together with the form of transfer endorsed on it, duly completed and executed at the specified office of a paying agent.  If only part of a securities certificate is transferred, a new securities certificate representing the balance not transferred will be issued to the transferor within three business days after the paying agent receives the certificate.  The new certificate representing the balance will be delivered to the transferor by uninsured post at the risk of the transferor, to the address of the transferor appearing in the records of the paying agent.  The new certificate representing the securities that were transferred will be sent to the transferee within three business days after the paying agent receives the certificate transferred, by uninsured post at the risk of the holder entitled to the securities represented by the certificate, to the address specified in the form of transfer.

Settlement

Initial settlement for each series of debt securities and settlement of any secondary market trades in the debt securities will be made in same-day funds.  Book-entry debt securities held through DTC will settle in DTC’s Same-Day Funds Settlement System.

Payments

We will make any payments of interest and principal, on any particular series of debt securities on the dates and, in the case of payments of interest, at the rate or rates, that we set out in, or that are determined by the method of calculation described in, the relevant prospectus supplement.

Subordinated Debt Securities

We are not required to make payments of interest and principal on the subordinated debt securities and if we fail to make a payment, our obligation to make such payments shall be deferred and such failure to make a payment does not create a default under the applicable subordinated debt indenture.  The relevant prospectus supplement will set forth the terms on which the payment of interest and principal on the subordinated debt securities can be deferred and any other terms relating to payments on subordinated debt securities.

Capital Securities

We are not required to make payments on any series of capital securities on any payment date and if we fail to make a payment, such failure shall not create a default under the capital securities indenture.  Unless the relevant prospectus supplement provides otherwise, any payment that we do not make in respect of any series of capital securities on any applicable payment date, together with any other unpaid payments, so long as they remain unpaid, shall be missed payments and will accumulate until paid.  The relevant prospectus supplement will set forth the terms on which all payments, including missed payments, on the capital securities of a particular series outstanding at the time will be treated, including deferral.

Subordination

Senior Debt Securities

Unless the relevant prospectus supplement provides otherwise, senior debt securities constitute our direct, unconditional, unsecured and unsubordinated obligations ranking pari passu, without any preference among themselves, with all of our other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.

Subordinated Debt Securities

Unless the relevant prospectus supplement provides otherwise, in a winding up, all payments on any series of subordinated debt securities will be subordinate to, and subject in right of payment to the prior payment in full of, all claims of all of our creditors other than claims in respect of any liability that is, or is expressed to be, subordinated, whether only in the event of a winding up or otherwise, to the claims of all or any of our creditors, in the manner provided in the applicable subordinated debt indenture.

Capital Securities

Unless the relevant prospectus supplement provides otherwise, in a winding up, the principal amount of, and payments and any missed payments on, any series of capital securities will be subordinate to, and subject in right of payment to the prior payment in full of, all Senior Claims.  The following are “Senior Claims” in respect of any series of capital securities:

•	all claims of our unsubordinated creditors admitted in the winding up;

•
all claims of our creditors in respect of liabilities that are, or are expressed to be, subordinated, whether only in the event of a winding up or otherwise, to the claims of our unsubordinated creditors but not further or otherwise; and

•	all other claims except those that rank, or are expressed to rank, equally with or junior to the claims of any holder of capital securities of any series.

Additional senior claims, if any, may be set forth in the accompanying prospectus supplement.

Unless the relevant prospectus supplement provides otherwise, if at any time an order is made or a shareholders’ resolution is passed for a winding up, any amounts that would have been payable in respect of the capital securities of any series if, on and after the day immediately before the winding up began, any holder of those capital securities had been the holder of preference shares in our capital with a preferential right to a return of assets in the winding up over the holders of all other issued shares, including all classes of our preference shares, will be payable on those capital securities.  These amounts will be calculated assuming that such preference shares were entitled, to the exclusion of all other rights or privileges, to receive as a return of capital an amount equal to the principal amount of the capital securities of the series then outstanding, together with all payments accrued to the date of repayment at the rate provided for in those capital securities and any missed payments.  Accordingly, no amount will be payable in a winding up on any series of capital securities until all Senior Claims admitted in the winding up have been paid in full.

General

As a consequence of these subordination provisions, if winding up proceedings should occur, each holder may recover less ratably than the holders of our unsubordinated liabilities and, in the case of the holders of capital securities, the holders of certain of our subordinated liabilities, including the holders of subordinated debt securities.  If, in any winding up, the amount payable on any series of debt securities and any claims ranking equally with that series are not paid in full, those debt securities and other claims ranking equally will share ratably in any distribution of our assets in a winding up in proportion to the respective amounts to which they are entitled.  If any holder is entitled to any recovery with respect to the debt securities in any winding up or liquidation, the holder might not be entitled in those proceedings to a recovery in U.S. dollars and might be entitled only to a recovery in pounds sterling or any other lawful currency of the United Kingdom.

In addition, because RBSG is a holding company, its rights to participate in the assets of any subsidiary if it is liquidated will be subject to the prior claims of its creditors, including, in the case of RBS plc, RBS plc’s depositors, except to the extent that RBSG may be a creditor with recognized claims against RBS plc.

Additional Amounts

Unless the relevant prospectus supplement provides otherwise, we will pay any amounts to be paid by us on any series of debt securities without deduction or withholding for, or on account of, any and all present and future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings imposed, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any U.K. political subdivision thereof or authority that has the power to tax (a “U.K. taxing jurisdiction”), unless such deduction or withholding is required by law.  If at any time a U.K. taxing jurisdiction requires us to make such deduction or withholding, we will pay additional amounts with respect to the principal of, and payments and missed payments on, the debt securities (“Additional Amounts”) that are necessary in order that the net amounts paid to the holders of those debt securities, after the deduction or withholding, shall equal the amounts of principal and any payments and missed payments which would have been payable on that series of debt securities if the deduction or withholding had not been required.  However, this will not apply to any tax that would not have been payable or due but for the fact that:

•
the holder or the beneficial owner of the debt securities is a domiciliary, national or resident of, or engaging in business or maintaining a permanent establishment or physically present in, a U.K. taxing jurisdiction or otherwise having some connection with the U.K. taxing jurisdiction other than the holding or ownership of a debt security, or the collection of any payment of, or in respect of, principal of, or any payments or missed payments on, any debt security of the relevant series;

•	except in the case of a winding up in the United Kingdom, the relevant debt security is presented (where presentation is required) for payment in the United Kingdom;

•
the relevant debt security is presented (where presentation is required) for payment more than 30 days after the date payment became due or was provided for, whichever is later, except to the extent that the holder would have been entitled to the Additional Amounts on presenting the debt security for payment at the close of that 30 day period;

•
the holder or the beneficial owner of the relevant debt security or the beneficial owner of any payment of or in respect of principal of, or any payments or missed payments on, the debt security failed to comply with a request by us or our liquidator or other authorized person addressed to the holder to provide information concerning the nationality, residence or identity of the holder or the beneficial owner or to make any declaration or other similar claim to satisfy any information requirement, which is required or imposed by a statute, treaty, regulation or administrative practice of a U.K. taxing jurisdiction as a precondition to exemption from all or part of the tax;

•
the withholding or deduction is imposed on a payment to or for the benefit of an individual and is required to be made pursuant to, in the case of capital securities and senior debt securities, European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such directive or, in the case of subordinated debt securities, any European Union Directive on the taxation of savings implementing the proposal for a European Union Directive presented by the European Commission on July 18, 2001 or any law implementing or complying with, or introduced in order to conform to, such a directive;

•
the relevant debt security is presented (where presentation is required) for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant debt security to another paying agent in a Member State of the European Union; or

•	any combination of the above items;

nor shall Additional Amounts be paid with respect to the principal of,  and payments and missed payments on, the debt securities to any holder who is a fiduciary or partnership or settlor with respect to such fiduciary or a member of such partnership other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of any taxing jurisdiction to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such Additional Amounts, had it been the holder.

Whenever we refer in this prospectus and any prospectus supplement, in any context, to the payment of the principal of or any payments, or any missed payments on, or in respect of, any debt security of any series, we mean to include the payment of Additional Amounts to the extent that, in the context, Additional Amounts are, were or would be payable.

Redemption

Unless the relevant prospectus supplement provides otherwise, we will, and in the case of capital securities only if the solvency condition is satisfied, have the option to redeem the debt securities of any series as a whole upon (i) not less than 5 business days and not more than 60 calendar days’ notice in respect of subordinated debt securities issued by RBS plc and senior debt securities, including Series A Senior Notes, issued by RBSG or (ii) not less than 30 days and not more than 60 days’ notice in respect of capital securities issued by RBSG, subordinated debt securities issued by RBSG and senior debt securities, including RBS NotesSM and Retail Corporate Notes, issued by RBS plc, to each holder of debt securities, on any payment date, at a redemption price equal to 100% of their principal amount together with any accrued but unpaid payments of interest, if any (including any deferred amounts, if applicable) in the case of senior debt securities and subordinated debt securities, and all payments and missed payments in the case of capital securities, to the redemption date, or, in the case of discount securities, their accreted face amount, together with any accrued interest, if, at any time, we determine that as a result of a change in or amendment to the laws or regulations of a U.K. taxing jurisdiction, including any treaty to which it is a party, or a change in an official application or interpretation of those laws or regulations, including a decision of any court or tribunal, which becomes effective on or after the date of the applicable prospectus supplement:

•
in making any payments, including missed payments in the case of capital securities, on the particular series of debt securities, we have paid or will or would on the next payment date be required to pay Additional Amounts;

•
payments, including missed payments in the case of capital securities, on the next payment date in respect of any of the series of debt securities would be treated as “distributions” within the meaning of Section 1000 of the Corporation Tax Act 2010 of the United Kingdom (or any statutory modification or re-enactment thereof for the time being); or

•
on the next payment date we would not be entitled to claim a deduction in respect of the payments in computing our U.K. taxation liabilities, or the value of the deduction to us would be materially reduced.

In each case we shall be required, before we give a notice of redemption, to deliver to the trustee a written legal opinion of independent English counsel of recognized standing, selected by us, in a form satisfactory to the trustee confirming that we are entitled to exercise our right of redemption.

The relevant prospectus supplement will specify whether or not we may redeem the debt securities of any series, in whole or in part, at our option, including any conditions to our right to exercise such option, in any other circumstances and, if so, the prices and any premium at which and the dates on which we may do so.  Any notice of redemption of debt securities of any series will state, among other items:

•	the redemption date;

•	the amount of debt securities to be redeemed if less than all of the series is to be redeemed;

•	the redemption price;

•	that, and subject to what conditions, the redemption price will become due and payable on the redemption date and that payments will cease to accrue on such date; and

•	the place or places at which each holder may obtain payment of the redemption price.

In the case of a partial redemption, the trustee shall select the debt securities to be redeemed in any manner which it deems fair and appropriate.

We or any of our subsidiaries may at any time and from time to time purchase debt securities of any series in the open market or by tender (available to each holder of debt securities of the relevant series) or by private agreement, if applicable law allows and if, in the case of the capital securities, certain other conditions to be specified in the applicable prospectus supplement are satisfied.  Any debt securities of any series that we purchase beneficially for our own account, other than in connection with dealing in securities, will be treated as cancelled and will no longer be issued and outstanding.

Under existing U.K. Financial Services Authority (“FSA”) requirements, we may not make any redemption or repurchase of any debt securities beneficially for our own account, other than a repurchase in connection with dealing in securities, unless we give prior notice to the FSA and, in certain circumstances, it consents in advance.  The FSA may impose conditions on any redemption or repurchase.

Modification and Waiver

We and the trustee may make certain modifications and amendments of the applicable indenture with respect to any series of debt securities without the consent of the holders of the debt securities.  We may make other modifications and amendments with the consent of the holder or holders of not less than a majority in aggregate outstanding principal amount of the debt securities of the series outstanding under the indenture that are affected by the modification or amendment, voting as one class.  However, we may not make any modification or amendment without the consent of the holder of each debt security affected that would:

•	change the stated maturity of the principal amount of any subordinated debt security;

•	change the terms of any capital security to include a stated maturity date;

•
reduce the principal amount of, or in the case of subordinated debt securities, the interest rates, or any premium payable upon the redemption of, or the payments, in the case of capital securities or any missed payments, with respect to any debt security;

•	change our (or any successor’s) obligation to pay Additional Amounts;

•	change the currency of payment;

•	impair the right to institute suit for the enforcement of any payment due and payable;

•
reduce the percentage in aggregate principal amount of outstanding debt securities of the series necessary to modify or amend the indenture or to waive compliance with certain provisions of the relevant indenture and any Senior Debt Security Event of Default, Subordinated Debt Security Event of Default, Capital Security Event of Default, Subordinated Debt Security Default or Capital Security Default (as such terms are defined below and described in the relevant prospectus supplement);

•
modify the subordination provisions or the terms of our obligations in respect of the due and punctual payment of the amounts due and payable on the debt securities in a manner adverse to the holders; or

•	modify the above requirements.

In addition, material variations in the terms and conditions of debt securities of any series, including modifications relating to subordination, redemption, a Senior Debt Security Event of Default, Subordinated Debt Security Event of Default, Capital Security Event of Default, Subordinated Debt Security Default or Capital Security Default (as those terms are defined under the heading “Event of Default and Defaults; Limitations of Remedies” below), or capital security payment events, as described in the relevant prospectus supplement, may require the non-objection from, or consent of, the FSA or its successor.

Events of Default and Defaults; Limitation of Remedies

Senior Debt Security Event of Default

Unless the relevant prospectus supplement provides otherwise, a “Senior Debt Security Event of Default” with respect to any series of senior debt securities shall result if:

•
we do not pay any principal or interest on any senior debt securities of that series within 14 days from the due date for payment and the principal or interest has not been duly paid within a further 14 days following written notice from the trustee or from holders of 25% in outstanding principal amount of the senior debt securities of that series to us requiring the payment to be made.  It shall not, however, be a Senior Debt Security Event of Default if during the 14 days after the notice, we satisfy the trustee that such sums were not paid in order to comply with a law, regulation or order of any court of competent jurisdiction.  Where there is doubt as to the validity or applicability of any such law, regulation or order, it shall not be a Senior Debt Security Event of Default if we act on the advice given to us during the 14 day period by independent legal advisers approved by the trustee; or

•
we breach any covenant or warranty of the senior debt indenture (other than as stated above with respect to payments when due) and that breach has not been remedied within 60 days of receipt of a written notice from the trustee certifying that in its opinion the breach is materially prejudicial to the interests of the holders of the senior debt securities of that series and requiring the breach to be remedied or from holders of at least 25% in outstanding principal amount of the senior debt securities of that series requiring the breach to be remedied; or

•
either a court of competent jurisdiction issues an order which is not successfully appealed within 30 days, or an effective shareholders’ resolution is validly adopted, for our winding-up (other than under or in connection with a scheme of reconstruction, merger or amalgamation not involving bankruptcy or insolvency).

If a Senior Debt Security Event of Default occurs and is continuing, the trustee or the holders of at least 25% in outstanding principal amount of the senior debt securities of that series may at their discretion declare the senior debt securities of that series to be due and repayable immediately (and the senior debt securities of that series shall thereby become due and repayable) at their outstanding principal amount (or at such other repayment amount as may be specified in or determined in accordance with the relevant prospectus supplement) together with accrued interest, if any, as provided in the prospectus supplement.  The trustee may at its discretion and without further notice institute such proceedings as it may think suitable, against us to enforce payment.  Subject to the indenture provisions for the indemnification of the trustee and the securities administrator, as the case may be, the holder(s) of a majority in aggregate principal amount of the outstanding senior debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding in the name or and on the behalf of the trustee for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the series.  However, this direction must not be in conflict with any rule of law or the senior debt indenture, and must not be unjustly prejudicial to the holder(s) of any senior debt securities of that series not taking part in the direction, and determined by the trustee.  The trustee may also take any other action, consistent with the direction that it deems proper.

Notwithstanding any contrary provisions, nothing shall impair the right of a holder, absent the holder’s consent, to sue for any payments due but unpaid with respect to the senior debt securities.

By accepting a senior debt security, each holder will be deemed to have waived any right of set-off, counterclaim or combination of accounts with respect to the senior debt securities or the applicable indenture that they might otherwise have against us, whether before or during our winding up.

Subordinated Debt Securities Event of Default or Capital Securities Event of Default

Unless the relevant prospectus supplement provides otherwise, a “Subordinated Debt Security Event of Default” with respect to any series of subordinated debt securities and a “Capital Security Event of Default” with respect to any series of capital debt securities shall result if either a court of competent jurisdiction issues an order which is not successfully appealed within 30 days, or an effective shareholders’ resolution is validly adopted, for our winding up (other than under or in connection with a scheme of amalgamation or reconstruction not involving a bankruptcy or insolvency).

If a Subordinated Debt Security Event of Default or Capital Security Event of Default, as the case may be, occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding subordinated debt securities or capital securities, as the case may be, of each series may declare to be due and payable immediately in accordance with the terms of the applicable indenture the principal amount of, and any accrued but unpaid payments (or, in the case of discount securities, the accreted face amount, together with any accrued interest), including any deferred interest and, in the case of capital securities, any missed payments on the securities of the series.  However, after this declaration but before the trustee obtains a judgment or decree for payment of money due, the holder or holders of a majority in aggregate principal amount of the outstanding subordinated debt securities or capital securities, as the case may be, of the series may rescind the declaration of accelerations and its consequences, but only if all Subordinated Debt Security Events of Default or Capital Security Events of Default, as the case may be, have been remedied and all payments due, other than those due as a result of acceleration, have been made.

Subordinated Debt Securities Defaults or Capital Securities Defaults

In addition to Subordinated Debt Security Events of Default and Capital Security Events of Default, the subordinated debt and capital securities indentures also separately provide for “Subordinated Debt Security Defaults” and “Capital Security Defaults”.  The relevant prospectus supplement with respect to any series of subordinated debt securities or capital securities shall set out what events, if any, shall be considered Subordinated Debt Security Defaults or Capital Security Defaults.  The indentures permit the issuance of subordinated debt securities or capital securities, as applicable, in one or more series and whether a Subordinated Debt Security Default or Capital Security Default has occurred is determined on a series-by-series basis.

Unless the relevant prospectus supplement provides otherwise, if a Subordinated Debt Security Default or Capital Security Default occurs and is continuing, the trustee may commence a proceeding in Scotland (but not elsewhere) for our winding up, but the trustee may not declare the principal amount of any outstanding subordinated debt security or capital security, as the case may be, due and payable.  The relevant prospectus supplement will set forth further actions provided in the subordinated debt securities indenture and the capital securities indenture relating to the rights of holders in connection with the occurrence of a Subordinated Debt Security Default or Capital Security Default, if any, that may be taken by the trustee upon the occurrence of a Subordinated Debt Security Default or Capital Security Default.

By accepting a subordinated debt security or a capital security, as applicable, each holder and the trustee will be deemed to have waived any right of set-off, counterclaim or combination of accounts with respect to the subordinated debt securities or capital securities, as applicable, or the applicable indenture (or between our obligations under or in respect of any subordinated debt security or capital security, as applicable, and any liability owed by a holder or the trustee to us) that they might otherwise have against us, whether before or during our winding up.

Events of Default and Defaults - General

The holder or holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may waive any past Senior Debt Security Event of Default, Subordinated Debt Security Event of Default, Capital Security Event of Default, Subordinated Debt Security Default or Capital Security Default, or capital security payment event with respect to the series, except a Senior Debt Security Event of Default, Subordinated Debt Security Event of Default, Capital Security Event of Default, Subordinated Debt Security Default or Capital Security Default, in respect of the payment of interest, if any, or principal of (or premium, if any) or payments or, in the case of capital securities, missed payments on, any debt security or a covenant or provision of the applicable indenture which cannot be modified or amended without the consent of each holder of debt securities of such series.

Subject to exceptions, the trustee may, without the consent of the holders, waive or authorize a Senior Debt Security Event of Default if, in the opinion of the trustee, the Senior Debt Security Event of Default would not be materially prejudicial to the interests of the holders.

Subject to the provisions of the applicable indenture relating to the duties of the trustee, if a Senior Debt Security Event of Default, Subordinated Debt Security Event of Default, Capital Security Event of Default, Subordinated Debt Security Default or Capital Security Default, or a capital security payment event occurs and is continuing with respect to the debt securities of any series, the trustee will be under no obligation to any holder or holders of the debt securities of the series, unless they have offered reasonable indemnity to the trustee.  Subject to the indenture provisions for the indemnification of the trustee, the holder or holders of a majority in aggregate principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the series, if the direction is not in conflict with any rule of law or with the applicable indenture and the trustee does not determine that the action would be unjustly prejudicial to the holder or holders of any debt securities of any series not taking part in that direction.  The trustee may take any other action that it deems proper which is not inconsistent with that direction.

The indentures provide that the trustee will, within 90 days after the occurrence of a Senior Debt Security Event of Default, Subordinated Debt Security Event of Default, Capital Security Event of Default, Subordinated Debt Security Default or Capital Security Default, or a capital security payment event with respect to the debt securities of any series, give to each holder of the debt securities of the affected series notice of the Senior Debt Security Event of Default, Subordinated Debt Security Event of Default, Capital Security Event of Default, Subordinated Debt Security Default or Capital Security Default or  a capital security payment event known to it, unless the Senior Debt Security Event of Default, Subordinated Debt Security Event of Default, Capital Security Event of Default, Subordinated Debt Security Default or Capital Security Default, or a capital security payment event has been cured or waived.  However, the trustee shall be protected in withholding notice if it determines in good faith that withholding notice is in the interest of the holders.

We are required to furnish to the trustee annually a statement as to our compliance with all conditions and covenants under the indenture.

Consolidation, Merger and Sale of Assets; Assumption

We may, without the consent of the holders of any of the debt securities, consolidate with, merge into or transfer or lease our assets substantially as an entirety to any person, provided that any successor corporation formed by any consolidation or amalgamation, or any transferee or lessee of our assets, is a company organized under the laws of any part of the United Kingdom that assumes, by a supplemental indenture, our obligations on the debt securities and under the applicable indenture, and we procure the delivery of a customary officer’s certificate and legal opinion providing that the conditions precedent to the transaction have been complied with.

Subject to applicable law and regulation, any of our wholly-owned subsidiaries may assume our obligations under the debt securities of any series without the consent of any holder, provided that certain conditions are satisfied, including that under certain indentures we unconditionally guarantee the obligations of the subsidiary under the debt securities of that series.  If we do, all of our direct obligations under the debt securities of the series and the applicable indenture shall immediately be discharged.  Any Additional Amounts under the debt securities of the series will be payable in respect of taxes imposed by the jurisdiction in which the assuming subsidiary is incorporated, subject to exceptions equivalent to those that apply to any obligation to pay Additional Amounts in respect of taxes imposed by any U.K. taxing jurisdiction, rather than taxes imposed by any U.K. taxing jurisdiction.  However, if we make payment under the guarantee, we shall be required to pay Additional Amounts related to taxes, subject to the exceptions described under the heading “—Additional Amounts” above, imposed by any U.K. taxing jurisdiction by reason of the guarantee payment.  The subsidiary that assumes our obligations will also be entitled to redeem the debt securities of the relevant series in the circumstances described in “—Redemption” above with respect to any change or amendment to, or change in the application or official interpretation of, the laws or regulations (including any treaty) of the assuming subsidiary’s jurisdiction of incorporation which occurs after the date of the assumption.  However, the determination of whether the solvency condition has been satisfied shall continue to be made with reference to us, unless applicable law requires otherwise.

An assumption of our obligations under the debt securities of any series might be deemed for U.S. federal income tax purposes to be an exchange of those debt securities for new debt securities by each beneficial owner, resulting in a recognition of taxable gain or loss for those purposes and possibly certain other adverse tax consequences.  You should consult your tax advisor regarding the U.S. federal, state and local income tax consequences of an assumption.

Governing Law

The debt securities, the guarantees and the indentures will be governed by and construed in accordance with the laws of the State of New York, except that, as the indentures specify, the subordination provisions of each series of debt securities and the indentures will be governed by and construed in accordance with the laws of Scotland.

Notices

All notices to holders of registered debt securities shall be validly given if in writing and mailed, first-class postage prepaid, to them at their respective addresses in the register maintained by the trustee.

The Trustees and Securities Administrator

The Bank of New York Mellon, acting through its London Branch, One Canada Square, London E14 5AL, is the trustee under the indentures with respect to the debt securities other than RBS NotesSM and Retail Corporate Notes issued by RBS plc.  Wilmington Trust Company is the trustee under the indentures with respect to RBS NotesSM and Retail Corporate Notes issued by RBS plc.  Citibank N.A. is the securities administrator under the indentures with respect to RBS NotesSM and Retail Corporate Notes issued by RBS plc.  The trustees shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act of 1939 (“TIA”).  Subject to the provisions of the TIA, the trustees are under no obligation to exercise any of the powers vested in it by the indentures at the request of any holder of notes, unless offered reasonable indemnity by the holder against the costs, expense and liabilities which might be incurred thereby.  We and certain of our subsidiaries maintain deposit accounts and conduct other banking transactions with The Bank of New York Mellon, Wilmington Trust Company and Citibank N.A. in the ordinary course of our business.  The Bank of New York Mellon and Citibank, N.A. are also the book-entry depositaries and paying agents with respect to our debt securities.  The Bank of New York Mellon is the depositary with respect to the ADSs representing certain of our preference shares, and trustee with respect to certain of our exchangeable capital securities.

Consent to Service of Process

Under the indentures, we irrevocably designate John Fawcett, Chief Financial Officer, RBS Citizens Financial Group, Inc., as our authorized agent for service of process in any legal action or proceeding arising out of or relating to the indentures or any debt securities brought in any federal or state court in The City of New York, New York and we irrevocably submit to the jurisdiction of those courts.

DESCRIPTION OF DOLLAR PREFERENCE SHARES

The following is a summary of the general terms of the dollar preference shares of any series.  Each time that we issue dollar preference shares, we will file a prospectus supplement with the SEC, which you should read carefully.  The prospectus supplement will designate the terms of the dollar preference shares of the particular series, which are set out in the resolutions establishing the series that our board of directors or an authorized committee thereof (referred to in this section as the board of directors) adopt.  These terms may amend, supplement or be different from those summarized below, and if so the applicable prospectus supplement will state that, and the description of the dollar preference shares of that series contained in the prospectus supplement will apply.  You should also read our Articles of Association, which we have filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.  You should read the summary of the general terms of the ADR deposit agreement under which American Depositary Receipts evidencing American Depositary Shares that may represent dollar preference shares may be issued, under the heading “Description of American Depositary Receipts”.

If we issue dollar preference shares that qualify as capital for regulatory purposes, the terms of such dollar preference shares may vary from those described in this prospectus and will be set forth in the relevant prospectus supplement.

General

Under our Articles of Association, our board of directors is authorized to provide for the issuance of dollar preference shares, in one or more series, with the dividend rights, liquidation value per share, redemption provisions, voting rights and other rights, preferences, privileges, limitations and restrictions that are set forth in resolutions providing for their issue adopted by our board of directors.  Our board of directors may only provide for the issuance of dollar preference shares of any series if a resolution of our shareholders has authorized the allotment of shares.

The dollar preference shares of any series will have the dividend rights, rights upon liquidation, redemption provisions and voting rights described below, unless the relevant prospectus supplement provides otherwise.  You should read the prospectus supplement for the specific terms of any series, including:

•	the number of shares offered, the number of shares offered in the form of ADSs and the number of dollar preference shares represented by each ADS;

•	the public offering price of the series;

•	the liquidation value per share of that series;

•	the dividend rate, or the method of calculating it;

•	the place where we will pay dividends;

•	the dates on which dividends will be payable;

•	the circumstances under which dividends may not be payable;

•	voting rights;

•	the restrictions applicable to the sale and delivery of the dollar preference shares;

•	whether and under what circumstances we will pay additional amounts on the dollar preference shares in the event of certain developments with respect to withholding tax or information reporting laws;

•	any redemption, conversion or exchange provisions;

•	any listing on a securities exchange; and

•	any other rights, preferences, privileges, limitations and restrictions relating to the series.

The prospectus supplement will also describe material U.S. and U.K. tax considerations that apply to any particular series of dollar preference shares.

The dollar preference shares of any series will rank junior as to dividends to the cumulative preference shares, equally as to dividends with other non-cumulative preference shares, the exchange preference shares of any series and the sterling preference shares, equally as to repayment of capital on a winding up or liquidation with other non-cumulative preference shares, the exchange preference shares of any series, the sterling preference shares and the cumulative preference shares and, unless the resolutions of our board of directors establishing any series of dollar preference shares specify otherwise and the related prospectus supplement so states, will rank equally in all respects with the dollar preference shares of each other series and any other of our shares which are expressed to rank equally with them.  The preferential rights to dividends of the holders of the cumulative preference shares are cumulative whereas the preferential rights to dividends of the holders of any series of dollar preference shares, any series of exchange preference shares, the euro preference shares, and any sterling preference shares will be or are non-cumulative.  Holders of dollar preference shares will have no pre-emptive rights.

The dollar preference shares will rank in priority to our ordinary shares as regards the right to receive dividends and rights to repayment of capital if we are wound up or liquidated, whether or not voluntarily.

There are no restrictions under our Articles of Association or under Scots law as currently in effect that limit the right of non-resident or foreign owners, as such, to acquire dollar preference shares of any series freely or, when entitled to vote dollar preference shares of a particular series, to vote those dollar preference shares.  There are currently no English or Scots laws, decrees, or regulations that would prevent the remittance of dividends or other payments on the dollar preference shares of any series to non-resident holders.

Dividends

Non-cumulative preferential dividends on each series of dollar preference shares will be payable at the rate or rates and on the dates set out in the relevant prospectus supplement and will accrue from their date of issue.

Pursuant to our Articles of Association, our board of directors may resolve prior to the issue and allotment of any series of dollar preference shares that full dividends on such series of dollar preference shares in respect of a particular dividend payment date will not be declared and paid if, (i) in its sole and absolute discretion, the board of directors resolves prior to the relevant dividend payment date that such dividend (or part thereof) shall not be paid or (ii) in the opinion of the board of directors, payment of a dividend would breach or cause a breach of the capital adequacy requirements of the FSA that apply at that time to us and/or any of our subsidiaries, or subject to the next following paragraph, our distributable profits, after the payment in full, or the setting aside of a sum to provide for the payment in full, of all dividends stated to be payable on or before the relevant dividend payment date on the cumulative preference shares (and any arrears of dividends thereon), are insufficient to cover the payment in full of dividends on that series of dollar preference shares and dividends on any of our other preference shares stated to be payable on the same date as the dividends on that series and ranking equally as to dividends with the dollar preference shares of that series.  The U.K. Companies Act 1985 (as amended) defines “distributable profits” as, in general terms, and subject to adjustment, accumulated realized profits less accumulated realized losses.

Unless the applicable prospectus supplement states otherwise, if dividends are to be paid but our distributable profits are, in the opinion of the board of directors, insufficient to enable payment in full of dividends on any series of dollar preference shares on any dividend payment date and also the payment in full of all other dividends stated to be payable on such date on any other non-cumulative preference shares and any other share capital expressed to rank pari passu therewith as regards participation in profits, after payment in full, or the setting aside of a sum to cover the payment in full, of all dividends stated to be payable on or before such date on any cumulative preference share, then the board of directors shall (subject always to sub-clauses (i) and (ii) of the preceding paragraph) declare and pay dividends to the extent of the available distributable profits, (if any) on a pro rata basis so that (subject as aforesaid) the amount of dividends declared per share on the dollar preference shares of the series and the dividends stated to be payable on such date on any other non-cumulative preference shares and any other share capital expressed to rank pari passu therewith as regards distribution of profits will bear to each other the same ratio that accrued dividends per share on the dollar preference shares of the series and other non-cumulative preference shares, and any other share capital expressed to rank pari passu therewith as regards participation in profits, bear to each other.

Dividends on the cumulative preference shares, including any arrears, are payable in priority to any dividends on any series of dollar preference shares, and as a result, we may not pay any dividend on any series of dollar preference shares unless we have declared and paid in full dividends on the cumulative preference shares, including any arrears.

If we have not declared and paid in full the dividend stated to be payable on any series of dollar preference shares on the most recent dividend payment date, or if we have not set aside a sum to provide for payment in full, in either case for the reasons set out in sub-clause (ii) of the second paragraph of this section, we may not declare or pay any dividends upon any of our other share capital (other than the cumulative preference shares) and we may not set aside any sum to pay such dividends, unless, on the date of declaration, we set aside an amount equal to the dividend for the then-current dividend period payable on that series of dollar preference shares to provide for the payment in full of the dividend on that series of dollar preference shares on the next dividend payment date.  If we have not declared and paid in full any dividend payable on any series of dollar preference shares on any dividend payment date, or if we have not set aside a sum to provide for payment in full, in either case for the reasons set out in sub-clause (ii) of the second paragraph of this section, we may not redeem, purchase or otherwise acquire for any consideration any of our other share capital and may not set aside any sum or establish any sinking fund to redeem, purchase or otherwise acquire them, until we have declared and paid in full dividends on that series of dollar preference shares in respect of successive dividend periods singly or together aggregating no less than 12 months.

To the extent that any dividend on any dollar preference share to which sub-clause (i) of the second paragraph of this section applies is, on any occasion, not declared and paid by reason of the exercise of the board of directors’ discretion referred to in sub-clause (i) of the second paragraph of this section, holders of such dollar preference shares shall have no claim in respect of such non-payment.  In addition, such non-payment shall not prevent or restrict (a) the declaration and payment of dividends on any other series of dollar preference shares or on any of our non-cumulative preference shares expressed to rank pari passu with our dollar preference shares, (b) the setting aside of sums for the payment of dividends referred to in (a), (c) except as set forth in the following paragraph, the redemption, purchase or other acquisition of our shares by us, or (d) except as set forth in the following paragraph, the setting aside of sums, or the establishment of sinking funds, for any such redemption, purchase or other acquisition by us.

If we have not declared and paid in full the dividend stated to be payable on any series of dollar preference shares as a result of the board of directors’ discretion referred to in sub-clause (i) of the second paragraph of this section, then we may not redeem, purchase or otherwise acquire for any consideration any of our share capital ranking after such dollar preference shares, and may not set aside any sum nor establish any sinking fund for the redemption, purchase or other acquisition thereof, until such time as we have declared and paid in full dividends on such series of dollar preference shares in respect of successive dividend periods singly or together aggregating no less than 12 months.  In addition, no dividend may be declared or paid on any of our share capital ranking after such dollar preference shares as to dividends until such time as the dividend stated to be payable on the dollar preference shares to which the discretion in sub-clause (i) of the second paragraph of this section applies in respect of a dividend period has been declared and paid in full.

No series of dollar preference shares rank after any other series of preference shares with which it is expressed to rank pari passu as regards participation in profits, by reason only of the board of directors’ discretion referred to in sub-clause (i) of the second paragraph of this section, or any dividend on that series not being paid by virtue of such discretion.

Dividends on the dollar preference shares of any series will be non-cumulative.  If the board of directors does not pay a dividend or any part of a dividend when due on a dividend payment date in respect of any series of dollar preference shares because it is not required to do so, then holders of dollar preference shares of the applicable series will have no claim in respect of the non-payment and we will have no obligation to pay the dividend accrued for the dividend period or to pay any interest on the dividend, whether or not dividends on the dollar preference shares of the series are declared for any future dividend period.  The holders of the dollar preference shares of any series will have no right to participate in our profits.

Any dividend which has remained unclaimed for 12 years from the date when it became due shall be forfeited and shall revert to us.

We will calculate the amount of dividends payable on the dollar preference shares of any series for each dividend period using the method determined by the board of directors before the shares are issued, except for any dividend period shorter than a full dividend period, for which the amount of dividend payable will be calculated on the basis of twelve 30-day months, a 360-day year and the actual number of days elapsed in the period, unless the applicable prospectus supplement states otherwise.  Payments of less than $0.01 will be rounded upwards.

Dividends declared on the dollar preference shares of any series will be payable to the ADR depositary or the record holders as they appear on the register on the appropriate record dates, which will be the number of days before the relevant dividend payment dates that the board of directors determines before the allotment of the particular series.  If applicable fiscal or other laws and regulations permit, each payment will be made, in the case of dollar preference shares of any series in bearer form, by dollar check drawn on, or by transfer to a dollar account maintained by the payee with, a bank in London or in The City of New York or, in the case of dollar preference shares of any series in registered form, by dollar check drawn on a bank in London or in The City of New York and mailed to the record holder at the holder’s address as it appears on the register for the dollar preference shares.  If any date on which dividends are payable on the dollar preference shares of any series is not a business day, then we will pay the dividend on the next business day, without any interest or other payment in respect of the delay, unless it falls in the next calendar month, in which case we will make the payment on the preceding business day.  A “business day” is any day on which banks are open for business, and foreign exchange dealings may be conducted, in London and The City of New York.

Liquidation Rights

If we are wound up or liquidated, whether or not voluntarily, the holders of the dollar preference shares of each series will be entitled to receive out of our surplus assets available for distribution to shareholders, after payment of arrears (if any) of dividends on the cumulative preference shares up to the date of payment, equally with our cumulative preference shares, any other series of non-cumulative preference shares then outstanding, and all of our other shares ranking equally with that series of dollar preference shares as regards participation in our surplus assets, a distribution in U.S. dollars per dollar preference share equal to the liquidation value per share, together with an amount equal to dividends for the then current dividend period accrued to the date of payment, before any distribution or payment may be made to holders of our ordinary shares or any other class of our shares ranking after the dollar preference shares of that series.  If the assets available for distribution are insufficient to pay in full the amounts payable with respect to the dollar preference shares of that series and any of our other preference shares ranking equally as to any such distribution with those dollar preference shares, the holders of those dollar preference shares and other preference shares will share ratably in any distribution of our surplus assets in proportion to the full respective preferential amounts to which they are entitled.  After payment of the full amount of the liquidation distribution to which they are entitled, the holders of the dollar preference shares will have no right or claim to any of our surplus assets and will not be entitled to any further participation in surplus assets.  If the holders of the dollar preference shares are entitled to any recovery with respect to the dollar preference shares in any winding up or liquidation, they might not be entitled in such proceedings to a recovery in U.S. dollars and might be entitled only to a recovery in pounds sterling or any other lawful currency of the United Kingdom.

Optional Redemption

Unless the relevant prospectus supplement specifies otherwise, we may redeem the dollar preference shares of each series, at our option, in whole or in part from time to time, on any date no earlier than five years and one day after they are issued, in accordance with the notice period and at the redemption prices set forth in the prospectus supplement plus the dividends otherwise payable for the then-current dividend period accrued to the redemption date.

Each notice of redemption will specify:

•	the redemption date;

•	the particular dollar preference shares of the series to be redeemed;

•	the redemption price, specifying the amount of the accrued but unpaid dividend per share to be included and stating that dividends shall cease to accrue on redemption; and

•	the place or places where holders may surrender documents of title and obtain payment of the redemption price.

Our Articles of Association provide that no defect in the notice of redemption or in the giving of the notice will affect the validity of the redemption proceedings.

If fewer than all of the outstanding dollar preference shares of a series are to be redeemed, our Articles of Association provide that, for the purposes of determining the particular dollar preference shares to be redeemed, we shall cause a drawing to be made in the presence of our independent auditors.

If certain limitations contained in our Articles of Association, the special rights of any of our shares, and the provisions of applicable law permit (including, without limitation, the U.S. federal securities laws), we may, at any time or from time to time, purchase outstanding dollar preference shares of any series by tender, available to all holders of those dollar preference shares, in the open market, or by private agreement, in each case upon the terms and conditions that the board of directors shall determine.  Any dollar preference shares of any series that we purchase for our own account will pursuant to applicable law be treated as cancelled and will no longer be issued and outstanding.

Under existing FSA requirements, we may not redeem or purchase any dollar preference shares unless we give prior notice to the FSA and, in certain circumstances, it (i) consents in advance and (ii) at the time when the notice of redemption is given and immediately following such redemption, we are or will be (as the case may be) in compliance with our capital adequacy requirements as provided in the regulations relating to capital adequacy then in effect of the FSA.  The FSA may impose conditions on any redemption or purchase.

Voting Rights

The holders of the dollar preference shares of any series will not be entitled to receive notice of, attend or vote at any general meeting of our shareholders except as provided by applicable law or as described below.

If any resolution is proposed for adoption by our shareholders varying or abrogating any of the rights attaching to the dollar preference shares of a particular series or proposing that we be wound up, the holders of the outstanding dollar preference shares will be entitled to receive notice of and to attend the general meeting of shareholders at which the resolution is to be proposed and will be entitled to speak and vote on that resolution, but not on any other resolution.  In addition, if, before any general meeting of shareholders, we have failed to pay in full the dividend payable on the dollar preference shares of a particular series for a number of dividend periods specified in the relevant prospectus supplement, the holders of the dollar preference shares of that series shall be entitled to receive notice of, attend, speak and vote at that meeting on all matters.  In these circumstances only, the rights of the holders of dollar preference shares of that series to vote shall continue until we have resumed the payment in full of dividends on the dollar preference shares of that series for the number of dividend periods specified in the prospectus supplement.  Holders of any series of dollar preference shares shall be entitled to receive notice of, attend, speak and vote at general meetings in other circumstances if the board of directors determines, as specified in the prospectus supplement.

Whenever holders of dollar preference shares are entitled to vote at a general meeting of shareholders, on a show of hands each holder present in person, and each proxy for a holder, shall have one vote and on a poll each holder present in person or by proxy shall have the number of votes for each dollar preference share of the relevant series that the board of directors determines, as specified in the relevant prospectus supplement.

Our Articles of Association provide that all resolutions shall be decided on a show of hands unless, either before or on the declaration of the result of the vote taken on a show of hands, a poll is demanded by:

•	the chairman of the meeting;

•	not less than three shareholders present in person or by proxy;

•	the ADR depositary;

•
a shareholder or shareholders, including holders of any series of dollar preference shares entitled to vote on the resolution, present in person or by proxy who represent at least 10% of the total voting rights of all shareholders entitled to vote on the resolution; or

•
a shareholder or shareholders present in person or by proxy and holding shares conferring a right to vote at the meeting on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all shares conferring that right.

The holders, including holders of any series of dollar preference shares at a time when they have voting rights as a result of our having failed to pay dividends on the series for the number of dividend periods specified in the applicable prospectus supplement, of not less than 10% of the paid up capital that at the relevant date carries the right of voting at our general meetings are entitled to require our board of directors to convene a general meeting.  In addition, the holders of any series of dollar preference shares may have the right to vote separately as a class in certain circumstances as described below under the heading “— Variation of Rights”.

At June 30, 2012, we had approximately 6,016,601,862 ordinary shares outstanding.  The dollar preference shares of any series will not limit our ability to issue additional ordinary shares.

Form

The dollar preference shares of any series will, when issued, be fully paid and, as such, will not be subject to a call for any additional payment.  For each dollar preference share of each series issued, an amount equal to its nominal value will be credited to our issued share capital account and an amount equal to the difference between its issue price and its nominal value will be credited to our share premium account.

The dollar preference shares of each series will be represented by a single certificate.  If in registered form, the certificate will be issued to the ADR depositary and if in bearer form the certificate will be deposited with the ADR depositary under the ADR deposit agreement.  We may consider the ADR depositary to be the holder and absolute owner of any series of dollar preference shares represented by the certificate so deposited for all purposes.  Unless the relevant prospectus supplement specifies otherwise, dollar preference shares of any series withdrawn from deposit under the ADR deposit agreement will be evidenced by share certificates in registered form without dividend coupons.  If an ADR holder elects to receive share certificates in registered form, the share certificates will be delivered at the time of withdrawal.  Unless the prospectus supplement specifies otherwise, the dollar preference shares of any series may not be withdrawn from deposit in bearer form.

Title to dollar preference shares of any series in registered form will pass by transfer and registration on the register for the dollar preference shares of the series.  Title to dollar preference shares of any series in bearer form, or to any dividend coupons appertaining to them, will pass by delivery of the relevant bearer share warrants or dividend coupons.  If our Articles of Association and the limitations described in the following paragraph and in any relevant prospectus supplement permit, dollar preference shares of a particular series in bearer form will be exchangeable for the same number of dollar preference shares of the series in registered form upon surrender of the relevant bearer share warrants and all unmatured dividend coupons, if any, appertaining to them.  Unless the prospectus supplement specifies otherwise, dollar preference shares of any series in registered form will not be exchangeable, in whole or in part, for dollar preference shares of such series in bearer form.

Each exchange or registration of transfer of dollar preference shares of any series in registered form will be effected by entry on the register for the dollar preference shares of the series kept by our registrar at its office in the United Kingdom.  Any exchange or registration of transfer will be effected without charge to the person requesting the exchange or registration, but the requesting person will be required to pay any related taxes, stamp duties or other governmental charges.  The exchange of dollar preference shares of any series in bearer form for the dollar preference shares of such series in registered form will also be subject to applicable U.K. tax laws and regulations in effect at the time of the exchange.  No exchange will be made unless any resulting taxes, stamp duties or other governmental charges have been paid to us.

Variation of Rights

If applicable law permits, the rights attached to any series of dollar preference shares may be varied or abrogated only with the written consent of the holders of 75% in nominal value of the outstanding dollar preference shares of that series or with the sanction of a special resolution passed at a separate class meeting of the holders of the outstanding dollar preference shares of that series.  A special resolution will be adopted if passed by a majority of 75% of those holders voting in person or by proxy at the meeting.  The quorum required for any such class meeting will be two persons holding or representing by proxy at least one-third in nominal amount of the outstanding dollar preference shares of the particular series affected, except at any adjourned meeting, where any two holders present in person or by proxy will constitute a quorum.

The written consent of the holders of 75% in nominal value of the outstanding dollar preference shares of a particular series or the sanction of a special resolution passed at a separate class meeting of holders of the outstanding dollar preference shares of the series will be required if our directors propose to authorize, create or increase the amount of any shares of any class or any security convertible into shares of any class ranking as regards rights to participate in our profits or assets, other than if we redeem or purchase the shares, in priority to the series of dollar preference shares.

If we have paid the most recent dividend payable on the dollar preference shares of a particular series in full, the rights attached to that series will not be deemed to be varied by the creation or issue of any further series of dollar preference shares or of any sterling preference shares or of any other further shares ranking equally as regards participation in our profits or assets with or junior to the dollar preference shares of that series, whether carrying identical rights or different rights in any respect, including as to dividend, premium on a return of capital, redemption or conversion or denominated in dollars or any other currency.

Notices of Meetings

We will cause a notice of any meeting at which holders of dollar preference shares of a particular series are entitled to vote to be mailed to each record holder of dollar preference shares of that series.  Each such notice will state:

•	the date of the meeting;

•	a description of any resolution to be proposed for adoption at the meeting on which those holders are entitled to vote; and

•	instructions for the delivery of proxies.

A holder of dollar preference shares of any series in registered form who is not registered with an address in the United Kingdom and who has not supplied an address within the United Kingdom to us for the purpose of service of notices is not entitled to receive notices of meetings.  For a description of notices that we will give to the ADR depositary and that the ADR depositary will give to ADR holders, you should see “Where You Can Find More Information”.

Governing Law

The creation and issuance of the dollar preference shares of any series and the rights attached to them shall be governed by and construed in accordance with Scots law.

Registrar and Paying Agent

The relevant prospectus supplement will specify who will act as registrar and paying agent for the dollar preference shares of each series.

DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

The following is a summary of the general terms and provisions of the ADR deposit agreement under which the ADRs may be issued.  The ADR deposit agreement is among us, The Bank of New York Mellon, as depositary, and all holders from time to time of ADRs issued under it.  This summary does not purport to be complete.  You should read the ADR deposit agreement, which we have filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.  You may also read the ADR deposit agreement at the principal offices of The Bank of New York Mellon in The City of New York and London.

American Depositary Receipts

ADRs will evidence ADSs of a particular series, which will represent dollar preference shares of a corresponding series.  Unless the relevant prospectus supplement specifies otherwise, each ADS will represent one dollar preference share, or evidence of rights to secure one dollar preference share, deposited with the ADR depositary or the London branch of The Bank of New York Mellon, as custodian.  An ADR may evidence any number of ADSs of the corresponding series.

Deposit and Withdrawal of Deposited Securities

Upon receipt of dollar preference shares of a particular series or evidence of rights to receive dollar preference shares, and subject to the terms of the ADR deposit agreement, the ADR depositary will execute and deliver at its principal office, which is presently located at 101 Barclay Street, New York, New York 10286, U.S.A., to the person or persons specified by the depositor in writing upon payment of the fees, charges and taxes provided in the ADR deposit agreement, an ADR or ADRs registered in the name of that person or persons evidencing the number of ADSs of the series corresponding to the dollar preference shares of that series.

Upon surrender of ADRs at the principal office of the ADR depositary and upon payment of the taxes, charges and fees provided in the ADR deposit agreement and subject to the terms of the ADR deposit agreement, an ADR holder is entitled to delivery to or upon its order, at the principal office of the ADR depositary or at the office of the custodian in London, of dollar preference shares of the relevant series in registered form in respect of the deposited dollar preference shares and any other documents of title evidenced by the surrendered ADRs.  The forwarding of share certificates and other documents of title for delivery at the principal office of the ADR depositary will be at the risk and expense of the ADR holder.

Dividends and Other Distributions

The ADR depositary will distribute all cash dividends or other cash distributions that it receives in respect of deposited dollar preference shares of a particular series to ADR holders in proportion to their holdings of ADSs of the series representing the dollar preference shares.  The cash amount distributed will be reduced by any amounts that we or the ADR depositary must withhold on account of taxes.

If we make any distribution other than in cash in respect of any deposited dollar preference shares of a particular series, the ADR depositary will distribute the property received by it to ADR holders in proportion to their holdings of ADSs of the series representing the dollar preference shares.  If a distribution that we make in respect of deposited dollar preference shares of a particular series consists of a dividend in, or free distribution of, dollar preference shares of that series, the ADR depositary may, if we approve, and will, if we request, distribute to ADR holders, in proportion to their holdings of ADSs of the series representing the dollar preference shares, additional ADRs for an aggregate number of ADSs of that series received as the dividend or free distribution.  If the ADR depositary does not distribute additional ADRs, each ADS of that series will from then also represent the additional dollar preference shares of the corresponding series distributed in respect of the deposited dollar preference shares before the dividend or free distribution.

If the ADR depositary determines that any distribution in property, other than cash or dollar preference shares of a particular series, cannot be made proportionately among ADR holders or if for any other reason, including any requirement that we or the ADR depositary withhold an amount on account of taxes, the ADR depositary deems that such a distribution is not feasible, the ADR depositary may dispose of all or a portion of the property in the amounts and in the manner, including by public or private sale, that it deems equitable and practicable, and it will distribute the net proceeds of any such sale or the balance of any such property after deduction of any taxes that we or the ADR depositary must withhold to ADR holders as in the case of a distribution received in cash.

Redemption of ADSs

If we redeem any dollar preference shares of a particular series, the ADR depositary will redeem, from the amounts that it receives from the redemption of deposited dollar preference shares, a number of ADSs of the series representing those dollar preference shares which corresponds to the number of deposited dollar preference shares.  The ADS redemption price will correspond to the redemption price per share payable with respect to the redeemed dollar preference shares.  If we redeem less than all of the outstanding dollar preference shares of a particular series, the ADR depositary will select the ADSs of the corresponding series to be redeemed, either by lot or in proportion to the number of dollar preference shares represented.  We must give our notice of redemption in respect of the dollar preference shares of a particular series to the ADR depositary before the redemption date and the ADR depositary will promptly deliver the notice to all holders of ADRs of the corresponding series.

Record Dates

Whenever any dividend or other distribution becomes payable or shall be made in respect of dollar preference shares of a particular series, or any dollar preference shares of a particular series are to be redeemed, or the ADR depositary receives notice of any meeting at which holders of dollar preference shares of a particular series are entitled to vote, the ADR depositary will fix a record date for the determination of the ADR holders who are entitled to receive the dividend, distribution, amount in respect of redemption of ADSs of the corresponding series, or the net proceeds of their sale, or to give instructions for the exercise of voting rights at the meeting, subject to the provisions of the ADR deposit agreement.  Such record date will be as close in time as practicable to the record date for the dollar preference shares.

Voting of the Underlying Deposited Securities

Upon receipt of notice of any meeting at which holders of dollar preference shares of a particular series are entitled to vote, the ADR depositary will, as soon as practicable thereafter, send to the record holders of ADRs of the corresponding series a notice which shall contain:

•	a summary of the notice of meeting;

•
a statement that the record holders of ADRs at the close of business on a specified record date are entitled under the ADR deposit agreement, if applicable laws and regulations and our Articles of Association permit, to instruct the ADR depositary as to the exercise of the voting rights pertaining to the dollar preference shares of the series represented by their ADSs; and

•
a brief statement of how they may give instructions, including an express indication that they may instruct the ADR depositary to give a discretionary proxy to a designated member or members of our board of directors.

The ADR depositary has agreed that it will try, if practicable, to vote or cause to be voted the dollar preference shares in accordance with any written nondiscretionary instructions of record holders of ADRs that it receives on or before the date set by the ADR depositary.  The ADR depositary has agreed not to vote the dollar preference shares except in accordance with written instructions from the record holders of ADRs.

Inspection of Transfer Books

The ADR depositary will keep books, at its transfer office in The City of New York, for the registration and transfer of ADRs that at all reasonable times will be open for inspection by ADR holders.  However, this inspection may not be for the purpose of communicating with ADR holders in the interest of a business or object other than our business or a matter related to the ADR deposit agreement or the ADRs.

Reports and Notices

The ADR depositary will make available at its principal office for inspection by ADR holders any reports and communications received from us that are both received by the ADR depositary as the holder of dollar preference shares of the applicable corresponding series and made generally available to the holders of those dollar preference shares by us, including our annual report and accounts.  The ADR depositary will also send copies of those reports to ADR holders when furnished by us as provided in the ADR deposit agreement.

On or before the first date on which we give notice, by publication or otherwise, of any meeting at which holders of the dollar preference shares of a particular series are entitled to vote, or of any reconvening of any such adjourned meeting of holders, or of the taking of any action in respect of any cash or other distributions on or any redemption of dollar preference shares of a particular series, we shall transmit to the ADR depositary a copy of the notice in the form given or to be given to holders of the dollar preference shares.  The ADR depositary will, at our expense, arrange for the prompt transmittal by the custodian to the ADR depositary of such notices, and, if we request in writing, arrange for the mailing, at our expense, of copies to all holders of ADRs evidencing ADSs of the corresponding series.

Amendment and Termination of the ADR Deposit Agreement

The form of the ADRs evidencing ADSs of a particular series and any provisions of the ADR deposit agreement relating to those ADRs may at any time and from time to time be amended by agreement between us and the ADR depositary in any respect which we may deem necessary or desirable.  Any amendment that imposes or increases any fees or charges, other than taxes and other governmental charges, or that otherwise prejudices any substantial existing right of holders of outstanding ADRs evidencing ADSs of a particular series, will not take effect as to any ADRs until 30 days after notice of the amendment has been given to the record holders of those ADRs.  Every holder of any ADR at the time an amendment becomes effective, if it has been given notice, will be deemed by continuing to hold the ADR to consent and agree to the amendment and to be bound by the ADR deposit agreement or the ADR as amended.  In no event may any amendment impair the right of any holder of ADRs to surrender ADRs and receive in return the dollar preference shares of the corresponding series and other property represented by the ADRs.

Whenever we direct, the ADR depositary has agreed to terminate the ADR deposit agreement as to dollar preference shares of any and all series and the deposited securities, ADSs and ADRs of all corresponding series by mailing a termination notice to the record holders of all those outstanding ADRs at least 30 days before the date fixed in the notice for termination.  The ADR depositary may likewise terminate the ADR deposit agreement as to dollar preference shares of any and all series and the deposited securities, ADSs and ADRs of all corresponding series by mailing a termination notice to us and the record holders of all those outstanding ADRs at any time 60 days after it has delivered to us a written notice of its election to resign, if a successor depositary has not been appointed and accepted its appointment as provided in the ADR deposit agreement.  If any ADRs evidencing ADSs of a particular series remain outstanding after the date of any termination, the ADR depositary will then discontinue the registration of transfers of those ADRs, will suspend the distribution of dividends to holders and will not give any further notices or perform any further acts under the ADR deposit agreement with respect to those ADRs, except that it will continue to collect dividends and other distributions pertaining to the dollar preference shares of the corresponding series and any other property represented by those ADRs, and will continue the delivery of dollar preference shares of the corresponding series, together with any dividends or other distributions received with respect to them and the net proceeds of the sale of any property, in exchange for ADRs surrendered to it.  At any time after two years from the date of termination of the ADR deposit agreement as to ADRs evidencing ADSs of a particular series, the ADR depositary may sell the dollar preference shares of the corresponding series and any other property represented by those ADRs and may hold the net proceeds, together with any other cash then held by it under the ADR deposit agreement in respect of those ADRs, without liability for interest, for the ratable benefit of the holders of ADRs that have not previously been surrendered.

Charges of ADR Depositary

The ADR depositary will charge the party to whom it delivers ADRs against deposits, and the party surrendering ADRs for delivery of dollar preference shares of a particular series or other deposited securities, property and cash, $5 for each 100, or fraction of 100, ADSs evidenced by the ADRs issued or surrendered.  We will pay all other charges of the ADR depositary and those of any registrar, co-transfer agent and co-registrar under the ADR deposit agreement, but, unless the relevant prospectus supplement with respect to a particular series of dollar preference shares or securities convertible into or exchangeable for dollar preference shares of any series states otherwise, we will not pay:

•	taxes, including U.K. stamp duty or U.K. stamp duty reserve tax, and other governmental charges;

•	any applicable share transfer or registration fees on deposits or withdrawals of dollar preference shares;

•
cable, telex, facsimile transmission and delivery charges which the ADR deposit agreement provides are at the expense of the holders of ADRs or persons depositing or withdrawing dollar preference shares of any series; or

•	expenses incurred or paid by the ADR depositary in any conversion of foreign currency into dollars.

You will be responsible for any taxes or other governmental charges payable on your ADRs or on the deposited securities underlying your ADRs (including U.K. stamp duty or U.K. stamp duty reserve tax, but not stamp duty reserve tax arising on issue of the securities underlying your ADRs).  The ADR depositary may refuse to transfer your ADRs or allow you to withdraw the deposited securities underlying your ADRs until such taxes or other charges are paid.  The ADR depositary may withhold any dividends or other distributions, or may sell for the account of the holder any part or all of the deposited securities evidenced by the ADR, and may apply dividends or other distributions or the proceeds of any sale in payment of the tax or other governmental charge, with the ADR holder remaining liable for any deficiency.

General

Neither the ADR depositary nor we will be liable to ADR holders if prevented or forbidden or delayed by any present or future law of any country or by any governmental authority, or by reason of any provision, present or future, of our Memorandum or Articles of Association, or any act of God or war or other circumstances beyond our control in performing our obligations under the ADR deposit agreement.  The obligations of both of us under the ADR deposit agreement are expressly limited to performing our duties without gross negligence or bad faith.

If any ADSs of a particular series are listed on one or more stock exchanges in the United States, the ADR depositary will act as registrar or, if we request or with our approval, appoint a registrar or one or more co-registrars, for registration of the ADRs evidencing the ADSs in accordance with any exchange requirements.  The registrars or co-registrars may be removed and a substitute or substitutes appointed by the ADR depositary if we request or with our approval.

The ADRs evidencing ADSs of any series are transferable on the books of the ADR depositary.  However, the ADR depositary may close the transfer books as to ADRs evidencing ADSs of a particular series at any time or from time to time when it deems it expedient to do so in connection with the performance of its duties or if we request.  As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR evidencing ADSs of a particular series, or transfer and withdrawal of dollar preference shares of the corresponding series, the ADR depositary or the custodian may require the person presenting the ADR or depositing the dollar preference shares to pay a sum sufficient to reimburse it for any related tax or other governmental charge and any share transfer or registration fee and any applicable fees payable as provided in the ADR deposit agreement, and the ADR depositary may withhold any dividends or other distributions, or may sell for the account of the holder any part or all of the dollar preference shares evidenced by the ADR, and may apply dividends or other distributions or the proceeds of any sale in payment of the tax or other governmental charge, with the ADR holder remaining liable for any deficiency.  Any person presenting dollar preference shares of any series for deposit or any holder of an ADR may be required from time to time to furnish the ADR depositary or the custodian with proof of citizenship or residence, exchange control approval, information relating to the registration on our books or registers or those maintained for us by the registrar for the dollar preference shares of that series, or other information, to execute certificates and to make representations and warranties that the ADR depositary or the custodian deems necessary or proper.  Until those requirements have been satisfied, the ADR depositary may withhold the delivery or registration of transfer of any ADR or the distribution of any dividend or other distribution or proceeds of any sale or distribution.  The delivery, transfer and surrender of ADRs of any series generally may be suspended during any period when the transfer books of the ADR depositary are closed or if we or the ADR depositary deem necessary or advisable at any time or from time to time because of any requirement of law or of any government or governmental authority, body or commission, or under any provision of the ADR deposit agreement or for any other reason, subject to the provisions of the following sentence.  The surrender of outstanding ADRs of any series and withdrawal of deposited securities may only be suspended as a result of:

•
temporary delays caused by closing our transfer books or those of the ADR depositary or the deposit of dollar preference shares of the corresponding series in connection with voting at a shareholders’ meeting or the payment of dividends;

•	the non-payment of fees, taxes and similar charges; and

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs of the series or to the withdrawal of the deposited securities.

The ADR deposit agreement and the ADRs are governed by and construed in accordance with New York law.

PLAN OF DISTRIBUTION

We may sell relevant securities to or through underwriters or dealers and also may sell all or part of such securities directly to other purchasers or through agents.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

In connection with the sale of securities, we may compensate underwriters in the form of discounts, concessions or commissions or in any other way that the applicable prospectus supplement describes.  Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.  Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters, and any discounts or commissions that we pay them and any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act.  Any such underwriter or agent will be identified, and any such compensation that we pay will be described, in the prospectus supplement.

Under agreements which we may enter into, we may be required to indemnify underwriters, dealers and agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act.

Each new series of debt securities or dollar preference shares will be a new issue of securities with no established trading market.  If securities of a particular series are not listed on a U.S. national securities exchange, certain broker-dealers may make a market in those securities, but will not be obligated to do so and may discontinue any market making at any time without notice.  We cannot give any assurance that any broker-dealer will make a market in securities of any series or as to the liquidity of the trading market for those securities.

To the extent an initial offering of the securities will be distributed by an affiliate of ours each such offering of securities will be conducted in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of securities of an affiliate.

Following the initial distribution of any of these securities, affiliates of ours may offer and sell these securities in the course of their businesses as broker-dealers.  Such affiliates may act as principals or agents in these transactions and may make any sales at varying prices related to prevailing market prices at the time of sale or otherwise.  Such affiliates may also use this prospectus in connection with these transactions.  None of our affiliates is obligated to make a market in any of these securities and may discontinue any market-making activities at any time without notice.

Underwriting discounts and commissions on securities sold in the initial distribution will not exceed 8% of the offering proceeds.

Any underwriter, selling agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

Delayed Delivery Arrangements

If so indicated in the prospectus supplement, we may authorize underwriters or other persons acting as its agents to solicit offers by certain institutions to purchase dollar preference shares or debt securities from it pursuant to contracts providing for payment and delivery on a future date.  Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us.  The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject.  The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

LEGAL OPINIONS

Our United States counsel, Davis Polk & Wardwell LLP, New York, New York and Davis Polk & Wardwell London LLP, London, United Kingdom will pass upon certain legal matters relating to the securities.  Our Scottish solicitors, Dundas & Wilson CS LLP, will pass upon the validity of the securities under Scots law and certain matters of Scots law relating to the subordination provisions of the securities.

EXPERTS

The consolidated financial statements, incorporated in this prospectus by reference from RBSG's current report on Form 6-K filed with the SEC on August 10, 2012 (“Restated 2011 Annual Report”), as at December 31, 2011, 2010 and 2009 and for each of the three years in the period ended December 31, 2011, and the effectiveness of RBSG's internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference.  Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The audit report contains an unqualified opinion on RBSG’s consolidated financial statements as of December 31, 2011, 2010 and 2009 and an explanatory paragraph stating that (i) Note 43 to the financial statements was added for the inclusion of consolidating financial information in respect of RBS plc in accordance with Regulation S-X Rule 3-10; and (ii) the financial statements for the years ended December 31, 2011, 2010 and 2009 were retrospectively restated to reflect the share consolidation described in Note 27, the change in composition of reportable segments described in Note 38, and the inclusion of the consolidated statement of comprehensive income to Note 43.

ENFORCEMENT OF CIVIL LIABILITIES

We are a public limited company incorporated and registered in Scotland, United Kingdom.  Many of our directors and executive officers, and certain experts named in this prospectus, reside outside the United States.  All or a substantial portion of our assets and the assets of those non-resident persons are located outside the United States.  As a result, it may not be possible for investors to effect service of process within the United States upon us or those persons or to enforce against them judgments obtained in U.S. courts predicated upon civil liability provisions of the federal securities laws of the United States.  We have been advised by our Scottish solicitors, Dundas & Wilson CS LLP (as to Scots law) that, both in original actions and in actions for the enforcement of judgments of U.S. courts, there is doubt as to whether civil liabilities predicated solely upon the U.S. federal securities laws are enforceable in Scotland.

WHERE YOU CAN FIND MORE INFORMATION

Ongoing Reporting

We file reports and other information with the SEC.  You can read and copy these reports and other information that we file with the SEC at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, United States.  You can call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room.  The SEC’s website, at http://www.sec.gov, contains reports and other information in electronic form that we have filed electronically with the SEC.  You can also read this material at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005, United States, on which certain of our securities are listed.

We will provide the trustee for any debt securities and the ADR depositary for any dollar preference shares with our annual reports, which will include a description of operations and our annual audited consolidated financial statements.  We will also provide any trustee or ADR depositary with interim reports that will include unaudited interim summary consolidated financial information.  Upon receipt, the trustee or the ADR depositary will mail the reports to all record holders of the debt securities or dollar preference shares.  In addition, we will provide the trustee or the ADR depositary with all notices of meetings at which holders of debt securities or dollar preference shares are entitled to vote, and all other reports and communications that are made generally available to holders of debt securities or dollar preference shares.

Registration Statement

This prospectus is part of a registration statement that we filed with the SEC.  As exhibits to the registration statement, we have also filed or incorporated by reference the indentures, the underwriting agreements, the ADR deposit agreement as well as various other documents listed in the exhibit index.  Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.  For further information, you should refer to the registration statement.  You can obtain the full registration statement from the SEC or from us.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with the SEC.  This permits us to disclose important information to you by referring to these filed documents.  Any information referred to in this way is considered part of this prospectus, and any information that we file with the SEC after the date of this prospectus will automatically be deemed to update and supersede this information.

We incorporate by reference (i) RBSG’s Annual Report on Form 20-F for the fiscal year ended December 31, 2011 filed with the SEC on March 27, 2012; (ii) RBSG’s report on Form 6-K announcing RBSG’s response to Moody’s rating action on the group filed with the SEC on June 22, 2012; (iii) RBSG’s report on Form 6-K including the Restated 2011 Annual Report filed with the SEC on August 10, 2012; (iv) RBSG’s report on Form 6-K including pro forma financial information filed with the SEC on August 10, 2012; (v) RBSG’s report on Form 6-K with the consolidated financial results as of and for the six months ended June 30, 2012, including the consolidating footnote for RBS plc in accordance with Rule 3-10 of Regulation S-X, filed with the SEC on August 31, 2012; (vi) RBSG’s report on Form 6-K announcing the final stage of implementation of the Dutch scheme in relation to the transfer of the business conducted by RBS N.V. to RBS plc filed with the SEC on September 10, 2012; (vii) the announcement of final results relating to the U.S. tender offer of RBS plc filed on Form 6-K on September 17, 2012; and (viii) the announcement of final results relating to the non-U.S. tender offer of RBS plc filed on Form 6-K on September 17, 2012.

We also incorporate by reference all subsequent annual reports of RBSG filed on Form 20-F and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and certain reports on Form 6-K, if they state that they are incorporated by reference into this prospectus, that we furnish to the SEC after the date of this prospectus and until we or any underwriters sell all of the securities.

Upon written or oral request, we will provide free of charge a copy of any or all of the documents that we incorporate by reference into this prospectus, other than exhibits which are not specifically incorporated by reference into this prospectus.  To obtain copies you should contact us at RBS Citizens Financial Group, Inc., 600 Washington Boulevard, Stamford, Connecticut, 06901 United States; Attention: John Fawcett, telephone (203) 897 5087.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Certain statements included in this prospectus are forward-looking statements.  We may make forward-looking statements in other documents filed with the SEC that are incorporated by reference into this prospectus.  Forward-looking statements can be identified by the use of forward-looking terminology such as words “expect,” “estimate,” “project,” “anticipate,” “believes,” “should,” “could,” ‘intend,” “plan,” “probability,” “risk,” “target,” “goal,” “objective,” “may,” “endeavor,” “outlook,” “optimistic,” “prospects” or by the use of similar expressions or variations on such expressions, or by the discussion of strategy or objectives.  Forward-looking statements are based on current plans, estimates and projections, and are subject to inherent risks, uncertainties and other factors which could cause actual results to differ materially from the future results expressed or implied by such forward-looking statements.

In particular, this prospectus and certain documents incorporated by reference into this prospectus include forward-looking statements relating, but not limited, to possible future write-downs and our capital planning projections, our potential exposures to various types of market risks, such as interest rate risk, foreign exchange rate risk, liquidity risk, credit risk and commodity and equity price risk.  Such statements are subject to risks and uncertainties.  For example, certain of the market risk disclosures are dependent on choices about key model characteristics, assumptions and estimates, and are subject to various limitations.  By their nature, certain of the market risk disclosures are only estimates and, as a result, actual future gains and losses could differ materially from those that have been estimated.

Other factors could also adversely affect our results or the accuracy of forward-looking statements in this prospectus, and you should not consider the factors discussed here or in RBSG’s Restated 2011 Annual Report incorporated by reference herein, to be a complete set of all potential risks or uncertainties.  We have economic, financial market, credit, legal and other specialists who monitor economic and market conditions and government policies and actions.  However, because it is difficult to predict with accuracy any changes in economic or market conditions or in governmental policies and actions, it is difficult for us to anticipate the effects that such changes could have on our financial performance and business operations.

The forward-looking statements made in this prospectus speak only as of the date of this prospectus.  We do not intend to publicly update or revise these forward-looking statements to reflect events or circumstances after the date of this prospectus, and we do not assume any responsibility to do so.  You should, however, consult any further disclosures of a forward-looking nature we made in other documents filed with the SEC that are incorporated by reference into this prospectus.  This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

The Royal Bank of Scotland Group plc

$

%  Subordinated Tier 2 Notes due 2022

_______________

PROSPECTUS SUPPLEMENT

(to prospectus dated September 28, 2012)

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Sole Structuring Advisor, Joint Senior Bookrunner and Joint Lead Manager RBS
Joint Senior Bookrunner and Joint Lead Manager Morgan Stanley
Joint Bookrunner and Joint Lead Manager Citigroup